SCHEDULE 14A INFORMATION

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FNB United Corp.

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FNB UNITED CORP.

150 South Fayetteville Street

Asheboro, North Carolina 27203

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 25, 2010

Notice is hereby given that the Annual Meeting of Shareholders of FNB United Corp. (the “Corporation”) will be held at the AVS Banquet Centre, 2045 North Fayetteville Street, Asheboro, North Carolina, on Tuesday, the 25th day of May, 2010, at nine-thirty o’clock a.m. for the following purposes:

1.	To elect five Class III Directors to serve for three-year terms expiring at the Annual Meeting in 2013.

2.	To approve an amendment to the Corporation’s articles of incorporation to increase the number of authorized shares of common stock from 50,000,000 to 150,000,000.

3.	To ratify the appointment of Dixon Hughes PLLC as the Corporation’s independent registered public accounting firm for 2010.

4.	To approve the compensation of the Corporation’s named executive officers as determined by the Compensation Committee.

5.	To consider and act upon any other business as may come before the meeting or any adjournment thereof.

All shareholders are invited to attend the meeting. Only those shareholders of record at the close of business on March 18, 2010, shall be entitled to notice of the meeting and to vote at the meeting.

Information relating to the activities and operations of FNB United Corp. during the fiscal year ended December 31, 2009, is contained in the Corporation’s Annual Report, which is enclosed.

By Order of the Board of Directors

R. Larry Campbell
Secretary

April 19, 2010

Whether or not you plan to attend the meeting in person, your Board of Directors urges you to mark, date, sign and return the enclosed proxy as promptly as possible or to vote by the Internet or telephone as described on the proxy form.

FNB UNITED CORP.

150 South Fayetteville Street

Asheboro, North Carolina 27203

PROXY STATEMENT

GENERAL INFORMATION

The following information is furnished in connection with the solicitation of proxies by the Board of Directors of FNB United Corp. (the “Corporation” or “FNB United”) for use at the Annual Meeting of Shareholders to be held on May 25, 2010, at 9:30 a.m. at the AVS Banquet Centre, 2045 North Fayetteville Street, Asheboro, North Carolina. The principal executive offices of the Corporation are located at 150 South Fayetteville Street, Asheboro, North Carolina 27203 (Telephone: 336-626-8300). This proxy statement and the enclosed form of proxy, together with the Corporation’s 2009 Annual Report, were first sent to shareholders on or about April 19, 2010.

Shareholders may vote either by completing and returning the enclosed form of proxy or through the Internet or by telephone. Information and applicable deadlines for voting through the Internet or by telephone are set forth on the enclosed form of proxy. Regardless of the method of voting, a shareholder may revoke a proxy before it is voted at the meeting by completing and returning a proxy form with a later date, by voting by telephone or on the Internet at a later date and prior to the close of the telephone or Internet voting facilities, by writing to the Secretary of the Corporation and stating that the shareholder is revoking an earlier proxy, or by voting in person at the meeting. If a shareholder votes more than once, the latest vote will be counted. The shares represented by all properly executed proxies received by the Corporation in time to be taken to the meeting will be voted; and, if a choice is specified on the proxy, the shares represented thereby will be voted in accordance with such specification. If a specification is not made, the proxy will be voted for the proposals set forth in the Notice of Annual Meeting of Shareholders.

FNB United will pay the costs of the Annual Meeting and the solicitation of proxies. Solicitation of proxies may be made in person or by mail or telephone by directors, officers and regular employees of the Corporation or its subsidiary, CommunityONE Bank, National Association (“CommunityONE Bank”), without receiving additional compensation. The Corporation may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of FNB United common stock held of record by such person, and the Corporation will reimburse such forwarding expenses. In addition, the Corporation has engaged The Altman Group, Inc. to assist in the solicitation of proxies and has agreed to pay them $6,000 plus reasonable expenses for these services.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 25, 2010.

This proxy statement, the Corporation’s annual report on Form 10-K for the year ended December 31, 2009, and the Corporation’s 2009 annual report are available at http://www.cfpproxy.com/5513.

VOTING SECURITIES OUTSTANDING AND PRINCIPAL SHAREHOLDERS

Only holders of record of FNB United common stock at the close of business on March 18, 2010 (the “Record Date”), are entitled to a notice of and to vote on matters to come before the Annual Meeting or any adjournment thereof. On the Record Date, there were 11,426,413 shares of FNB United common stock issued and outstanding.

Each share is entitled to one vote on all matters. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of FNB United common stock entitled to vote is necessary to constitute a quorum. Abstentions and broker nonvotes will be counted as present and entitled to vote for purposes of determining a quorum.

The Corporation is not aware of any holders of more than 5% of the outstanding shares of FNB United common stock as of March 18, 2010.

EXECUTIVE OFFICERS

The following table sets forth the current executive officers of FNB United and also shows their positions with CommunityONE Bank.

Name	Age	Position in FNB United	Position in CommunityONE Bank

Michael C. Miller	59	President and Chief Executive Officer	President and Chief Executive Officer

R. Larry Campbell	65	Executive Vice President and Secretary	Executive Vice President and Secretary

Mark A. Severson	56	Executive Vice President and Treasurer	Executive Vice President and Chief Financial Officer

R. Mark Hensley	51	—	Executive Vice President and Chief Banking Officer

The above officers, other than Mr. Severson, have held executive positions with FNB United or CommunityONE Bank or both for at least the past five years. Prior to joining FNB United in 2007, Mr. Severson served as chief financial officer of Camco Financial Corporation, a bank holding company based in Cambridge, Ohio, a position he held since November 2001. He served in the same role for FCNB Corp., a bank holding company in Frederick, Maryland, from 1990 to 2001. Officers are elected annually by the Board of Directors.

PROPOSAL 1 – ELECTION OF DIRECTORS

The bylaws of the Corporation provide that the number of directors shall consist of not less than nine nor more than twenty-five, with the exact number of directors within such maximum and minimum limits to be fixed and determined from time to time by resolution adopted by a majority of the full Board of Directors or by resolution of the shareholders at any annual or special meeting thereof. The Board of Directors has set the total number of directors at 15, all of whom either will be elected at the 2010 Annual Meeting or were previously elected and will remain in office after that meeting.

The Board of Directors is divided into three classes: Class I, Class II and Class III. In accordance with this classification, the members of Class III of the Board of Directors are to be elected at this Annual Meeting. It is intended that the persons named in the accompanying form of proxy will vote for the five nominees listed below for directors of the Corporation in Class III unless authority so to vote is withheld. Each nominee is at present a member of the Board of Directors. Class III directors will serve for three-year terms expiring at the 2013 Annual Meeting, or until their successors shall be elected and shall qualify. Directors are elected by a plurality of the votes cast. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Abstentions and broker nonvotes will not affect the election results if a quorum is present.

The following information is furnished with respect to the nominees for election as directors of the Corporation in Class III and for the directors in Classes I and II whose terms expire at the Annual Meetings occurring in 2011 and 2012, respectively.

In the event that any nominee should not be available to serve for any reason (which is not anticipated), it is intended that the persons acting under the proxy will vote for the election, in his or her stead, of such substitute nominee as may be designated by the Nominating and Corporate Governance Committee and approved by the Board of Directors of the Corporation.

The Board of Directors recommends a vote “FOR” the nominees named below:

Nominees for Class III Directors to Serve for Three-Year Terms Expiring at the Annual Meeting in 2013

Name	Age	Biographical Information	Director Since

James M. Campbell, Jr.	71	Mr. J. Campbell is a private investor. He retired from his position as President and Treasurer of Sew Special, Inc., a manufacturer of private label apparel, in 2005. Active in community affairs, Mr. Campbell serves as the Chairman of the Randolph Community College Board of Trustees. He also serves on the boards of the Randolph Community College Foundation and Randolph Hospital. He has previously served as a director of the Randolph Community Health Foundation, the Randolph Community Foundation and the North Carolina Pottery Museum.	1984

R. Larry Campbell	65	Mr. R. Campbell is the Executive Vice President and Secretary of FNB United and CommunityONE Bank. He previously was president and a director of Carolina Fincorp, Inc. and its subsidiary, Richmond Savings Bank, SSB, Rockingham, North Carolina, which were acquired by FNB United in 2000. Mr. Campbell has 45 years of operational and management experience in the banking industry in North Carolina and Virginia.	2000

Thomas A. Jordan	70	Mr. Jordan is the president of Michael Thomas Furniture, Inc., a manufacturer of upholstered furniture he founded in 1983. He has served as a director of the Federal Reserve Bank of Richmond.	1984

H. Ray McKenney, Jr.	55	Mr. McKenney is President of McKenney Family Dealerships, a group of automobile dealerships located in the Charlotte, North Carolina area. He is also President of MBM Auto Management, a multi-franchise automobile and powersports management company with five locations in Gaston County, North Carolina. Mr. McKenney previously served on the Boards of Directors of First Gaston Bank of North Carolina and its holding company, Integrity Financial Corporation, which were acquired by FNB United in 2006.	2006

Michael C. Miller	59	Mr. Miller has served as President of CommunityONE Bank since 1991 and became President and Chief Executive Officer of FNB United in 1994. Mr. Miller has served as Chairman of the North Carolina Bankers Association and Dean of the North Carolina School of Banking. He currently serves on the Board of Directors of the American Bankers Association and has served on the Board for the Charlotte Branch of the Federal Reserve Bank of Richmond. Active in state and community affairs, he is Past Chairman for the North Carolina Center for Public Policy Research, former Chair of the IOLTA Committee of the North Carolina State Bar, and currently a member of the Board of Visitors for the University of North Carolina – Greensboro. He also serves on the Boards of Directors of Randolph Hospital and the Ferree Education Foundation.	1992

Class I Directors with Continuing Terms Expiring at the Annual Meeting in 2011

Name	Age	Biographical Information	Director Since

Jacob F. Alexander III	60	Mr. Alexander is President and owner of The Alexander Companies, Inc., a commercial real estate developer, and President and an owner of A & H Investments, which makes investments in real estate, in the Salisbury, North Carolina area. He is also an account executive for Liberty Tire Recycling, LLC, for the Southeastern United States region. Mr. Alexander is former Deputy Secretary of the North Carolina Department of Transportation and former Chairman of the Salisbury/Rowan Economic Development Commission.	2005

Darrell L. Frye	64	Mr. Frye is Vice President of Finance for Harriss & Covington Hosiery, a manufacturer of men’s and ladies’ athletic socks. He holds a bachelor’s degree with a concentration in accounting and serves on the Finance and Audit committees of the Board of Directors of High Point Regional Health System. He has been a member of the Randolph County, North Carolina Board of Commissioners since 1982.	1999

Hal F. Huffman, Jr.	55	Mr. Huffman is President of Huffman Enterprises, Inc., which operates Ace Hardware of Hickory, North Carolina, a retail hardware store. Mr. Huffman previously served on the Boards of Directors of Catawba Valley Bank and Integrity Financial Corporation, which FNB United acquired in 2006. He has served as a trustee of the Unifour Foundation since its formation in 1996.	2007

Lynn S. Lloyd	59	Mr. Lloyd is the owner and President of Digital Imaging and Professional Services, LLC, which supplies digital photography and presentation services. He retired from his position as Division Quality Control Manager for Burlington Industries, Inc. in 2002. Mr. Lloyd was a director of Alamance Bank and its holding company, United Financial, Inc., which were acquired by FNB United in 2005.	2005

J. M. Ramsay III	62	Mr. Ramsay is the President and an owner of Elastic Therapy, Inc., located in Asheboro, North Carolina, a manufacturer and seller of medical hosiery products for vascular disorders of the legs.	1989

Class II Directors with Continuing Terms Expiring at the Annual Meeting in 2012

Name	Age	Biographical Information	Director Since

Larry E. Brooks	69	Mr. Brooks is an accountant with Cobb Ezekiel Loy & Company, P.A., certified public accountants, in Graham, North Carolina. Mr. Brooks served on the Boards of Directors of United Financial, Inc. and its subsidiary, Alamance Bank, which were acquired by FNB United in 2005.	2005

Eugene B. McLaurin, II	53	Mr. McLaurin is President of Quality Oil Company, a Rockingham, North Carolina distributor of petroleum products. Until 2007, Mr. McLaurin was General Manager and Business Unit Manager for TOTAL Lubricants USA, Inc., a subsidiary of an international oil company headquartered in Paris, France. Active in the community, he has been Mayor of Rockingham, North Carolina since 1997. He also is Chairman of the Foundation for Richmond County and Past President of the Richmond County Chamber of Commerce.	2002

R. Reynolds Neely, Jr.	56	Mr. Neely is the Planning Director of the City of Asheboro, North Carolina Planning Department. Active in the community, he has served on various boards, committees and task forces at the county, city and regional levels. Mr. Neely has also been a strong supporter and advocate for the Boy Scouts of America, serving on various committees and holding leadership positions within the organization.	1980

Suzanne B. Rudy	55	Ms. Rudy is Vice President and Corporate Treasurer of RF Micro Devices, Inc., a supplier of radio and other systems for the wireless communications industry. She also serves as Assistant Secretary and Compliance Officer for the	2008

corporation. She is a certified public accountant and holds a master’s degree in accounting.

Carl G. Yale	58	Mr. Yale is a certified public accountant and partner in the firm of Hemric & Yale, certified public accountants. He formerly served on the boards of directors of Integrity Financial Corporation and its subsidiary, First Gaston Bank of North Carolina, which FNB United acquired in 2006.	2006

PROPOSAL 2 – AMENDMENT TO THE ARTICLES OF INCORPORATION

The Corporation’s Board of Directors has adopted, subject to shareholder approval, an amendment to FNB United’s articles of incorporation, as amended, to provide for an increase in the number of shares of FNB United common stock authorized for issuance from 50,000,000 to 150,000,000. Under FNB United’s existing articles of incorporation, as amended, the Corporation is authorized to issue 50,000,000 shares of common stock and 200,000 shares of preferred stock. As of March 18, 2010, the record date, 11,426,413 shares of common stock were issued and outstanding. An additional 535,232 shares of common stock are reserved for issuance pursuant to issued and outstanding stock options, 839,534 shares are reserved for issuance pursuant to the Corporation’s stock option and incentive plans, and 2,207,143 shares are reserved for issuance pursuant to the warrant issued by FNB United to the United States Department of the Treasury as part of the Capital Purchase Program. 34,991,678 shares of common stock remain available for issuance. The Board of Directors recommends that shareholders approve the increase in the number of authorized shares of common stock. Adoption of the amendment requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting.

The Board of Directors believes that the increase in the number of authorized shares of common stock from 50,000,000 to 150,000,000 is advisable and in the best interests of FNB United and its shareholders for several reasons. The increase in the number of authorized shares of common stock would permit the Board of Directors to issue common stock without further shareholder approval and thus provide FNB United with maximum flexibility in maintaining or increasing the Corporation’s capital levels, including regulatory capital in the event the bank regulatory agencies require FNB United to raise additional capital, structuring capital-raising transactions, acquisitions, joint ventures, strategic alliances, and for other corporate purposes. FNB United may consider, for example, issuing additional equity to replace or restructure some or all of the investment the Corporation received from the Treasury. Although the Corporation anticipates that it may issue and sell shares of its common stock in the coming year to raise capital, it has no specific plans, agreements, understandings or arrangements currently in place to do so. Approval of the proposed amendment would enable FNB United to respond promptly to, and take advantage of, market conditions and other favorable opportunities without incurring the delay and expense associated with calling a special shareholders’ meeting to approve a contemplated common stock issuance. The Corporation’s Board of Directors believes it is in FNB United’s best interests to have the additional flexibility provided by the proposed increase in the number of authorized shares of common stock.

The additional shares of authorized common stock would be part of the Corporation’s existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock that are currently outstanding. The additional shares of FNB United common stock will not be entitled to preemptive rights nor will existing shareholders have any preemptive right to acquire any of those shares when issued. Approval of the proposed amendment will not cause any change or dilution to the rights of existing shareholders, unless and until such time as any shares of common stock are actually issued. The degree of any dilution that would occur following the issuance of additional shares of common stock would depend upon the number of shares that are actually issued in the future, which number cannot be determined at this time. Issuance of a large number of additional shares of common stock could significantly dilute the voting power of the existing FNB United common shareholders.

The issuance of additional shares of common stock could be deemed under certain circumstances to have an antitakeover effect where, for example, the shares were issued to dilute the equity ownership and corresponding voting power of a shareholder or group of shareholders who may oppose the policies or strategic plan of the Corporation’s existing management. On this basis, the proposed amendment could enable the Board of Directors to render more difficult or discourage an attempt by another person or entity to obtain control of FNB United.

If the amendment is not adopted by the shareholders, the Corporation will have 34,911,678 shares of common stock available for future issuance, after taking into account the shares currently outstanding and reserved for other purposes. This number of shares could restrict the Corporation’s ability to raise capital or take advantage of financing techniques that receive favorable treatment from regulatory agencies. Without sufficient shares of common stock to issue in financing transactions with little or no delay, the Corporation may be unable to take full advantage of changing market conditions that will best position FNB United to remain strong through these challenging economic times.

The Board of Directors unanimously recommends a vote “FOR” the proposal to amend FNB United’s articles of incorporation to increase the number of authorized shares of common stock from 50,000,000 to 150,000,000.

PROPOSAL 3 – RATIFICATION OF AUDITOR APPOINTMENT

The Audit Committee has appointed the firm of Dixon Hughes PLLC independent auditors for the Corporation for the 2010 fiscal year. Although shareholder approval of the appointment of Dixon Hughes PLLC as the independent auditors is not required by law, the Corporation’s bylaws or otherwise, the appointment is being submitted to shareholders for ratification.

The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work and the independent auditors. In the event the appointment is not ratified by a majority of the votes cast, in person or by proxy, it is anticipated that no change in auditors would be made for the current year because of the difficulty and expense of making any changes during the year, but that vote would be considered in connection with the auditors’ appointment for 2011. Conversely, even if Dixon Hughes’s appointment is ratified by the shareholders, the Audit Committee may, in its discretion, appoint a new independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Corporation.

Dixon Hughes PLLC were the Corporation’s auditors for the years ended December 31, 2009, and have served in that capacity since 2004. A representative of Dixon Hughes is expected to be present at the Annual Meeting of Shareholders. The representative will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions, including those relating to the 2009 audit of the Corporation’s financial statements.

The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of the auditors. Proxies, unless indicated to the contrary, will be voted “FOR” ratification.

PROPOSAL 4 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

On February 17, 2009, the President of the United States signed into law the American Recovery and Reinvestment Act of 2009 (“ARRA”). In addition to a wide variety of programs intended to stimulate the economy, ARRA revised section 111(e) of the Emergency Economic Stabilization Act of 2008 to impose significant new requirements and restrictions relating to the compensation arrangements of financial institutions that received government funds through the U.S. Department of the Treasury’s Troubled Asset Relief Program (“TARP”), including institutions like FNB United that participated in the Capital Purchase Program under TARP prior to the enactment of ARRA. These requirements and restrictions apply until a participant repays the financial assistance received through TARP. One of the new requirements is that a recipient of TARP funds must permit, at a shareholders’ meeting at which directors are to be elected, a separate shareholder vote to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission. These proposals are commonly referred to as “say on pay” proposals.

This proposal gives the shareholders of FNB United the opportunity to endorse or not endorse the Corporation’s executive pay program through the following resolution:

RESOLVED, that the shareholders approve the compensation of the Corporation’s executives, as described under the headings “Compensation Discussion and Analysis” and “Executive Compensation” in this proxy statement for the Corporation’s 2010 Annual Meeting.

Because the vote of the shareholders on this proposal is advisory, it will not be binding upon the Board of Directors and it will not overrule or override any decisions made by the Board of Directors relating to executive compensation. The Compensation Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements. FNB United believes that its compensation policies and procedures are reasonable, effective and appropriate and that the compensation paid to its named executive officers for 2009 is reasonable and not excessive. As described under “Compensation Discussion and Analysis,” FNB United believes that its executive compensation arrangements appropriately reward executives and align the interests of the executives with those of its shareholders.

Approval of the proposal requires the affirmative vote of a majority of the shares of FNB United common stock voted on the proposal at the Annual Meeting. Abstentions and broker non-votes will not count as votes on either proposal and will not affect the outcome of the vote.

The Board of Directors unanimously recommends a vote “FOR” approval of the compensation of the Corporation’s executives.

CORPORATE GOVERNANCE

Director Independence

Rules of the Nasdaq Stock Market require that a majority of the Board of Directors be independent directors, as defined in Nasdaq Rule 5605. FNB United has reviewed the independence of each of its directors. In conducting this review, the Corporation has considered transactions and relationships between each director, or any member of his family, and FNB United and its subsidiaries. As a result of this review, the Board of Directors has determined that all of the directors, including those nominated for election at the annual meeting, are “independent” under the Nasdaq listing standards, with the exceptions of Michael C. Miller, President and Chief Executive Officer of FNB United and CommunityONE Bank, R. Larry Campbell, Executive Vice President and Secretary of FNB United and CommunityONE Bank, and Jacob F. Alexander III.

The Board, Committees of the Board and Meetings

The directors of the Corporation also serve on the board of directors of CommunityONE Bank. The Corporation’s Board of Directors holds regular quarterly meetings to conduct the normal business of the Corporation and meets on other occasions when required for special circumstances. The CommunityONE Bank board holds regular monthly meetings and may meet on other occasions as circumstances warrant. Certain board members serve on standing committees. Among these committees are the Audit, Compensation, and Nominating and Corporate Governance Committees, whose members and principal functions are described below. During the fiscal year ended December 31, 2009, the Board of Directors held a total of eight meetings and the CommunityONE Bank board held 13 meetings. Each incumbent director attended 75% or more of the total number of meetings of the Board and of the committees of the Board on which he or she served. Directors are encouraged to attend the Annual Meeting of Shareholders. Fourteen of the Corporation’s 15 directors attended the Corporation’s last Annual Meeting.

Audit Committee. The Audit Committee reviews the Corporation’s external and internal auditing systems, and monitors compliance with prescribed accounting and regulatory procedures. It operates under a formal charter, which governs its conduct and responsibilities. A copy of the charter is available through the FNB United Corp. Investor Relations link on the Corporation’s website at www.MyYesBank.com. Among its duties, the Audit Committee is responsible for the engagement, retention and replacement of the independent auditors, approval of transactions between the Corporation and a director or executive officer unrelated to service as a director or officer, approval of nonaudit services provided by the Corporation’s independent auditor, review of the Corporation’s internal controls and the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters. Additionally, the committee reviews the audited consolidated financial statements to be included in the Corporation’s Annual Report on Form 10-K. Dixon Hughes PLLC, the Corporation’s independent public accountants, reports directly to the Audit Committee. Members of the committee are Directors Brooks, Frye, Neely (Chair), Rudy and Yale. Each of the members of the committee is independent as defined by Nasdaq listing standards and the Board of Directors has determined that each of Mr. Frye and Ms. Rudy is an audit committee financial expert. The Audit Committee met eight times during the 2009 fiscal year.

Compensation Committee. The Compensation Committee deals in broad terms with personnel matters affecting the Corporation. The Compensation Committee operates under a formal charter, a copy of which is available through the FNB United Corp. Investor Relations link on the Corporation’s website at www.MyYesBank.com. The committee assists the Board of Directors in fulfilling its responsibilities regarding compensation of the Corporation’s executive and other senior officers and directors, oversight of the administration of the Corporation’s employee compensation and benefit plans and programs, evaluation and review of the Corporation’s management resources, evaluation of the performance of the chief executive officer, including determining and approving the chief executive officer’s compensation, and administration of the Corporation’s equity-based incentive plans, including making awards under such plans. Members of this committee are Directors Jordan (Chair), McKenney, McLaurin, and Ramsay, each of whom is independent as defined by Nasdaq listing standards. The Compensation Committee met seven times during the 2009 fiscal year.

The Compensation Committee’s policy is to review executive officer compensation no less frequently than annually. In consultation with senior management, the committee reviews and approves the Corporation’s compensation philosophy and oversees and monitors the Corporation’s compensation policies, plans and programs in light of that philosophy. The committee determines and recommends to the Board of Directors the compensation of the chief executive officer and, with the recommendations of the chief executive officer, reviews and approves the total compensation for the Corporation’s other executive and senior officers. In making these reviews and recommendations, the committee tries to ensure that senior management compensation is consistent with the Corporation’s compensation philosophy, company and personal performance, changes in market practices, changes in individual’s responsibilities, and general economic conditions.

To assist it in fulfilling its responsibilities, the Compensation Committee retained Amalfi Consulting, LLC, a firm specializing in compensation matters for the financial services industry, in 2009 to advise it on various matters relating to executive compensation and general compensation policies. The consultant reports to the chair of the committee. Specific compensation projects with which Amalfi provided assistance included review of the Corporation’s compensation plans and programs in light of the executive compensation requirements imposed upon the Corporation by its participation in the Capital Purchase Program of the United States Department of the Treasury, advice regarding the development of a new executive long-term incentive compensation plan, and review of the Corporation’s peer group for 2010. Amalfi also assists FNB United’s chief human resources officer on preparation of the executive compensation tables set forth in the Corporation’s annual proxy statement and, as needed and instructed by the Compensation Committee, other compensation and benefit practices. Pursuant to the committee’s charter, the committee has the authority to retain and terminate the consultant and engage other advisors.

The Compensation Committee frequently requests the chief executive officer and senior vice president of Human Resources to be present at committee meetings to discuss executive compensation, the performance of the Corporation and of individual executive and other senior officers. Occasionally, other executives and corporate counsel may attend committee meetings to provide pertinent financial or legal information. Although these executives may give their insights and suggestions, the decision-making authority remains with the committee members.

Nominating and Corporate Governance Committee. The primary purpose of the Nominating and Corporate Governance Committee is to assist the Board of Directors in fulfilling its responsibilities by reviewing and making recommendations to the Board regarding the Board’s composition and structure, establishing criteria for Board membership, evaluating the corporate policies relating to the recruitment of Board members and assisting the Board in establishing and maintaining effective corporate governance policies and practices. The committee identifies, investigates and recommends to the full Board of Directors the nominees for election as directors at the annual shareholder meetings and is responsible for filling any vacancies that may occur in the interval between annual meetings. It operates under a formal charter, which governs its conduct and responsibilities. The charter and the Corporation’s corporate governance guidelines, which were developed by the committee and adopted by the Board, are available through the FNB United Corp. Investor Relations link on the Corporation’s website at www.MyYesBank.com.

The committee considers various factors when evaluating potential nominees to the Board, including their independence, ability to read and understand basic financial statements, expertise and business experience, education, character, judgment and vision. In accordance with FNB United’s corporate governance guidelines, the committee makes its evaluations in light of the current mix of director skills and attributes and also considers an individual candidate’s reputation, age, civic and community relationships, knowledge and experience in matters affecting financial institutions, and the extent to which he or she would bring greater diversity to the Board. FNB United seeks the highest qualified individuals who can represent its diverse constituencies and considers diversity by race, gender and culture when reviewing candidates. The committee also regularly discusses the qualifications and contributions of each incumbent director. All directors are required to complete an activity report each quarter, providing information about their attendance at board and committee meetings, review of relevant materials and activities undertaken on behalf of the Corporation or related to their roles as directors. Members of the committee are Directors J. Campbell, Huffman, Lloyd and McLaurin (Chair), each of whom is independent as defined by Nasdaq listing standards. The Nominating and Corporate Governance Committee met four times during the 2009 fiscal year.

The committee will consider qualified candidates recommended by shareholders. Shareholders can submit the names of qualified candidates, together with a written description of the candidate’s qualifications and appropriate biographical information, to the Nominating and Corporate Governance Committee at FNB United Corp., P.O. Box 1328, 150 South Fayetteville Street, Asheboro, North Carolina 27204. Submissions will be forwarded to the Chair of the Nominating and Corporate Governance Committee for review and consideration. Any shareholder desiring to recommend a director candidate for consideration at our 2011 Annual Meeting must ensure that the submission is received by the Corporation no later than December 7, 2010, to provide adequate time for the committee to consider the candidate. The committee does not have any formal policies regarding the consideration of candidates recommended by shareholders other than any such candidate will be considered at the same time and under the same criteria used to evaluate all other candidates.

Executive Sessions. The members of the Board of Directors who are independent within the meaning of the Nasdaq listing standards meet regularly in executive session without management present. Although executive sessions are generally held in conjunction with a regularly scheduled Board meeting, other sessions may be called by two or more independent directors in their own discretion or at the request of the Board of Directors.

Board Role in Oversight of Risk

FNB United historically has maintained that risk management is an enterprise-wide initiative and the responsibility of every employee. This broad-based approach begins with the Board of Directors and executive management. Executive management is ultimately accountable to the Board of Directors and FNB United shareholders for risk management. The Board of Directors oversees planning and responding to risks arising from changing business conditions or the initiation of new activities or products. The Board of Directors also is responsible for overseeing compliance with laws and regulations, responding to recommendations from auditors and supervisory authorities, and overseeing management’s compliance with internal policies and controls addressing the operations and risks of significant activities.

Executive management seeks to implement fully integrated and effective risk management throughout the organization. This is primarily accomplished through a committee structure in which individual committees comprised of FNB United management personnel are assigned primary responsibility for monitoring and managing a particular type of risk associated with FNB United’s operations, including credit risk, liquidity risk, market risk, operational risk, reputational risk and compliance risk, and these risks reviewed and supervised by a corresponding committee of the Board of Directors.

The Board of Directors, as a whole, and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes implemented by management are working as designed. While the full Board is charged with ultimate oversight responsibility of risk management, various committees of the Board, to ensure objectivity, have specific responsibilities with respect to the Corporation’s risk oversight. Executive or senior management has direct involvement in risk management via reporting and regular communications to committees of the Board. Minutes and reports of all board committee meetings are reviewed by the Board of Directors. Policies for all major risk areas are approved annually by Board committees or the full Board or both.

FNB United has also appointed a Chief Risk Officer who has the responsibility to ensure the Corporation’s ongoing management of risk by implementing strategies and processes that limit risk through identification, measurement, and control. The Chief Risk Officer is responsible for the compliance and security functions of the Corporation, works closely with the Director of Audit and reports to the Board on a quarterly basis, or more often as needed.

The Audit and Compliance Committee plays a large role in monitoring and assessing our financial, legal and organizational risks, and receives regular reports from the management team’s Chief Risk Officer regarding comprehensive organizational risk. The Board’s Compensation Committee assesses the various risks associated with compensation policies and oversees incentive plans. The Board’s Credit Management Committee, working with the Chief Credit Officer, is charged with overseeing credit risk, including, but not limited to, setting credit policy, setting risk limits, determining the adequacy of loan loss reserves and monitoring results.

FNB United encourages open communication between management and the Board of Directors. Certain members of senior management attend many board meetings and they and other management members are available at all times to address any questions or concerns raised by the Board related to risk measurement and risk management.

Board Leadership

In January 2009, the Board of Directors chose to separate the positions of chief executive officer and chairman of the board, electing James M. Campbell, Jr. to succeed Michael C. Miller as chairman. One reason for the separation was to ensure that no one individual is able to assert a controlling influence over the Board. The separation also permits the role of chairman to be rotated among all of the directors while retaining the services of the chief executive officer. The independent chairman further provides additional leadership to be present among management.

Stock Ownership

The Board strongly encourages directors to own a meaningful number of shares of FNB United common stock. The Board has adopted a policy requiring each director to own the lesser of 5,000 shares of FNB United common stock or that number of shares of FNB United common stock having a value equal to three times the director’s annual cash retainer. A director should own one-third or more of such shares at the time his or her service on the Board commences and acquire the remaining shares within three years thereafter. The policy is not violated if the Corporation’s stock price declines after the director has met the policy’s requirements.

Contacting the Board of Directors

Any shareholder who desires to contact the Board of Directors may do so by writing to James M. Campbell, Jr., Chairman, or Michael C. Miller, President and Chief Executive Officer, FNB United Corp., P.O. Box 1328, Asheboro, North Carolina 27204. Communications received in writing are distributed to the full Board of Directors or a committee of the Board, as appropriate, depending on the facts and circumstances outlined in the communication received. For example, a complaint regarding compensation matters will be forwarded to the Chair of the Compensation Committee and complaints relating to accounting, internal controls or auditing matters will be forwarded to the Chair of the Audit Committee.

Codes of Ethics

FNB United has adopted a Code of Ethics for Senior Financial Officers, which is applicable to the Corporation’s chief executive officer, principal financial and accounting officer, controller and such other officers as the Audit Committee of the Board of Directors may designate from time to time. The purposes of this code of ethics are to promote honest and ethical conduct, full and accurate disclosure in a timely and understandable manner in periodic reports filed by the Corporation, and compliance with applicable laws, and to deter wrongdoing. A copy of the Code of Ethics for Senior Financial Officers is filed as an exhibit to the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

The Corporation has also adopted a Code of Business Ethics applicable to all of the officers, directors, and employees of FNB United and its subsidiaries. This code establishes guidelines for professional and ethical conduct in the workplace. A copy of the Code of Business Ethics is available online through the FNB United Corp. Investor Relations link on the Corporation’s website at www.MyYesBank.com.

COMPENSATION DISCUSSION AND ANALYSIS

The following is a discussion of the compensation program of FNB United, particularly as it pertains to the individuals who served as the Corporation’s principal executive officer and principal financial officer during 2009 and the Corporation’s two other most highly compensated executive officers in 2009. These individuals are Michael C. Miller, principal executive officer; Mark A. Severson, principal financial officer; R. Larry Campbell; and R. Mark Hensley. They are referred to throughout this discussion as the “named executive officers.” This discussion focuses on compensation and practices relating to FNB United’s most recently completed fiscal year.

Philosophy and Objectives

FNB United maintains that a direct link must exist between the Corporation’s financial performance and the total compensation received by its chief executive officer, executive officers and other senior officers. Executive compensation packages reflect the Corporation’s overall financial performance, changes in shareholder value, the success of the business unit directly affected by the executive’s performance, and the performance of the individual executive. The Corporation adheres to a simple philosophy: high performing people on high performing teams get high compensation. The objectives of the Corporation’s compensation program are to:

•	Attract and retain excellent officers and employees and to reward and motivate the productivity and commitment of those officers and employees.

•	Maintain an excited and motivated workforce.

•	Help the Corporation compete successfully for employees with the mix of experiences and skills vital to its mission.

•	Set pay in consideration of similar companies and recruiting markets while also within the Corporation’s resources.

•	Be fiscally responsible.

At FNB United, compensation is comprised of several components: salary, incentive pay, benefits, and career development opportunities. Pay is designed to recruit and retain excellent officers and employees. Salary reflects the contribution, content, and complexity of the work. Through the use of incentive pay, FNB United rewards excellent performance at all levels when the Corporation’s goals are met. Incentive compensation may be paid in cash or may be equity-based. All grants of equity, whether stock options, shares of restricted stock or other forms of stock awards, are to reflect transparently the Corporation’s financial performance. The Corporation provides a set of core benefits, including health, disability, death and retirement benefits that are structured to be competitive with benefits offered by similar employers.

FNB United’s Board of Directors, through its Compensation Committee, is responsible for identifying performance measures that reflect the strategic direction of the Corporation and the results achieved. It uses short- and long-term performance measures. These measures include core earnings per share growth, core net income, return on average equity, return on average assets, the ratio of nonperforming assets to total assets, and other measures as may be determined by the Board to align executive pay and executive performance. In particular, the Corporation’s total compensation packages for the named executive officers are intended to take into account asset size, earnings growth, and overall performance of the Corporation. In addition and assuming that the Corporation’s performance is at expected, target levels, FNB United endeavors to provide total compensation for the named executive officers that is competitive and at approximately the median of a peer group of comparably-sized, regional community banks.

2009 Summary

Compensation activity in 2009 was highlighted by the following:

•	The base salary of each of the named executive officers was unchanged from that paid in 2008.

•	No annual cash incentives were paid for 2009 to the named executive officers.

•	No awards of equity-based compensation were made to any named executive officer in 2009.

•

The Compensation Committee evaluated the risks associated with the Corporation’s compensation programs and concluded that those programs do not present risks that are reasonably likely to have a material adverse effect on FNB United.

Competitive Positioning

In determining the amount of total compensation for the named executive officers, the Compensation Committee may review competitive market data from a selected peer group of comparable, regional community banks. Although individual levels of base salary, annual incentives, long-term incentives, and benefits provided by members of the peer group may be identified, the committee generally strives to target the total compensation of the named executive officers to the peer group median of total compensation to be competitive on an overall basis in the market and to emphasize performance-based compensation. The committee may also refer to various market salary surveys for banks of similar asset size in its review of the total compensation levels for the named executive officers and other senior officers.

The committee attempts to make compensation decisions consistent with the objectives and considerations described above, including, in particular, market levels of compensation it believes are necessary to attract, motivate and retain an experienced and effective management team. Notwithstanding the Corporation’s overall competitive pay positioning objectives, compensation opportunities for specific individuals vary based on a number of factors, such as performance, scope and breadth of duties, institutional knowledge, and potential difficulty in recruiting a new executive. Actual total compensation in any given year will vary above or below target compensation levels of the peer group based primarily on the attainment of operating goals.

The peer group for 2009 is comprised of 17 companies listed below. These companies include banks and bank holding companies of similar size and business strategy to that of FNB United. Based on the Corporation’s performance in 2009, the Compensation Committee decided not to raise the base salaries of the named executive officers and other senior officers or to make any incentive awards. In making this decision the committee did not review any data from this peer group.

2009 Peer Group

•Ameris Bancorp	•Pinnacle Financial Partners, Inc.

•Cadence Financial Corporation	•Seacoast Banking Corporation of Florida

•Capital Bank Corporation	•SCBT Financial Corporation

•Cardinal Financial Corporation	•Southern Community Financial Corp.

•Fidelity Southern Corp.	•StellarONE Corporation

•First Bancorp	•TIB Financial Corp

•First Community Bancshares, Inc.	•Union Bankshares Corporation

•First M & F Corp	•Virginia Commerce Bancorp, Inc.

•NewBridge Bancorp

The Compensation Committee has reviewed the peer group for 2010. Seeking to limit the peer group to companies located in the states of North Carolina, South Carolina, Tennessee, Virginia, Georgia and Florida with assets between $1.5 to $5 billion, returns on average assets in excess of -5% and average equity in excess of -50%, nonperforming assets of less than 10%, and tangible equity ratios greater than 5%, Cadence Financial Corporation, Cardinal Financial Corporation and First M&F Corporation will be dropped from the peer group and BNC Bancorp, First Financial Holdings, Inc., Green Bancshares, Hampton Roads Bankshares, Inc., Palmetto Bancshares, Inc., TowneBank and Yadkin Valley Financial Corporation will be included.

Components of the Compensation Program

FNB United’s executive compensation program is comprised of four primary components. They are: base salary, annual cash incentives, long-term incentives, and benefits. A brief description of these four components and related programs follows.

Annual Base Salary

FNB United pays its executives base cash salaries that are designed to provide competitive levels of compensation, taking into account the individual executive’s experience, performance, responsibilities, and past and potential contributions to the Corporation. Salaries provide a basic level of compensation that is necessary to recruit and retain executives. Periodic increases in salaries are based primarily on judgments of merit, guided by regular appraisals of individual work performance. The Compensation Committee reviews a number of factors, including, as appropriate in individual cases, the executives’ general managerial oversight of the Corporation, the quality of their communications with the Board of Directors, the Corporation’s achievement of established performance goals, and the Corporation’s record of compliance with regulatory requirements. There is no specific weighting applied to the factors considered. The Compensation Committee uses its own judgment and expertise in determining appropriate salaries within the parameters of the Corporation’s compensation philosophy. The goal is to provide executives and management employees with an opportunity to earn compensation that is fair, reasonable and competitive with that paid by other financial institutions similar in size and other respects to FNB United.

Base salary levels are also important because FNB United generally ties the amount of cash incentive compensation and retirement benefits to an executive’s base compensation. For example, participation in the Corporation’s annual cash incentive plan is generally denominated as a designated percentage of one’s base salary.

The Compensation Committee is responsible for recommending to the Board of Directors the base salary for the Corporation’s chief executive officer. The committee also approves the base salaries of the remaining executive and other senior officers of the Corporation based on the recommendations of the chief executive officer.

Based on the performance of the Corporation, the committee placed a general freeze on all salaries at CommunityONE Bank, including those of the named executive officers, throughout 2009. The committee has not approved any increases in base salary for the named executive officers or any other senior officers for 2010. Whether the Compensation Committee approves any salary increases for the named executive officers or other senior officers later in 2010 or for 2011 will be dependent upon improvement in CommunityONE Bank’s performance and general economic conditions, followed by a consideration of individual merit.

Annual Cash Incentive Compensation

FNB United has established an annual cash incentive compensation plan — referred to as the Stakeholders Plan — that is designed to foster achievement of the Corporation’s annual performance goals. All employees of CommunityONE Bank are eligible to participate in the plan. The plan provides for quarterly payments based upon the bank’s performance as measured against key performance indicators approved early each year by the Compensation Committee for that year. These performance indicators are generally established for asset growth and deposit growth, net interest margin, non-interest income, loan quality, and operating productivity. The performance goals were not achieved, and thus there was no payment made to CommunityONE Bank employees under the annual cash incentive compensation plan in 2009.

Seventeen executive and senior officers of FNB United, including the named executive officers, also participate in an executive incentive plan. Under this plan, these officers may receive additional annual cash payments if targeted goals identified by the Compensation Committee are achieved. The purpose of the plan is to provide more competitive rewards, as compared to FNB United’s peer group described above, for more competitive performance. The plan focuses on achievement of specific goals related to core earnings per share growth and core net income. Short-term incentive rewards are targeted at 25% to 33% of base salary for executive and senior officers of the Corporation. Based on the Corporation’s performance, the Compensation Committee determined not to make any awards under the executive incentive plan for 2009. The Compensation Committee is reviewing terminating this plan and no amounts are being accrued for payment for 2010.

Long-Term Incentive Compensation

The Corporation believes that long-term incentives are important to focus attention on long-range objectives and future returns to shareholders. Long-term incentive awards are equity-based and historically have taken the form of stock options and shares of restricted stock. They are designed to align the executives’ interests with those of other shareholders, to encourage the retention of key executives, and to encourage significant stock ownership. Awards are made under the FNB United Corp. 2003 Stock Incentive Plan. The Corporation did not make any awards of equity-based compensation to any named executive officer in 2009.

The Compensation Committee oversees the long-term executive incentive plan for senior management and key employees, which was implemented as of January 1, 2008. Under this plan, long-term equity awards in the form of a combination of stock-settled stock appreciation rights (SARs) and performance-vested restricted stock units may be awarded if the Corporation meets or exceeds various predetermined financial measures. These measures include return on average assets, return on average equity, and the ratio of nonperforming assets to total assets, all as compared to the Corporation’s peer group described above. In addition the Corporation must maintain a Tier 1 capital ratio of 7.0%. The Corporation did not meet the requisite financial measures for awards under this plan in 2009 and consequently no awards were made.

FNB United’s policy is to make grants of equity-based compensation only at current market prices. The exercise price of stock options is set at the closing stock price on the date of grant and no “in-the-money” options or options with exercise prices below market value on the date of grant are granted. Similarly, SARs will be granted at fair market value and will not reflect any discount. The Corporation does not endeavor to make restricted stock awards, stock option grants or other equity grants at a particular time of the year but does try to make the awards and grants at times when they will not be influenced by scheduled releases of information. The Corporation believes that it minimizes the influence of its disclosures of nonpublic information on the exercise price of its equity awards by setting vesting periods at one year or longer and by selecting dates several days or weeks after it reports its financial results and well in advance of its next anticipated earnings release. FNB United does not otherwise time or plan the release of material, nonpublic information for the purpose of affecting the value of executive compensation.

The Compensation Committee oversees the administration of, and makes awards under, the Corporation’s equity-based employee incentive plans. The committee is responsible for recommending to the Board of Directors the equity incentive awards for the Corporation’s chief executive officer. The committee also approves the awards for the remaining executive and other senior officers of the Corporation based on the recommendations of the chief executive officer. The Corporation expenses stock option grants in accordance with Statement of Financial Accounting Standards No. 123R (revised 2004), “Share-Based Payment.”

Benefits

401(k) Savings Plan. FNB United sponsors a qualified 401(k) plan to provide a tax-advantaged savings vehicle for employees, including the named executive officers. The Corporation believes that the 401(k) plan, and its contributions to the plan, increases the range of benefits offered to executives and enhances its ability to attract and retain employees. All regular employees are eligible to participate in the plan. Under the terms of the plan for 2009, eligible employees were permitted to defer up to $16,500 of their eligible pay, and FNB United made a matching contribution of $0.50 for each dollar deferred on the first 6% of eligible pay deferred by the employee under the plan. Prior to June 1, 2009, the Corporation’s matching contribution was made on a dollar for dollar basis on the first 6% of eligible pay deferred by the employee. FNB United established its limit on its matching contributions by reference to market and peer practices. An additional discretionary employer contribution may be made each year. Based on the Corporation’s performance, no discretionary contribution was made for 2009. All employer contributions to the 401(k) plan, both matching amounts and discretionary service amounts, are made in cash. The 401(k) plan is the Corporation’s primary retirement benefit plan.

Pension Plan. The Corporation has maintained a noncontributory, qualified pension plan. In September 2006, the Board of Directors approved a modified freeze to the plan. Participants who were at least age 40, had earned 10 years of vesting service as an employee of FNB United and remained an active employee as of December 31, 2006, will continue to accrue benefits under the plan through December 31, 2011. The retirement benefits of all other participants in the pension plan had their retirement benefits frozen as of December 31, 2006. Of the named executive officers, Messrs. Miller and Campbell qualified under the grandfathering provision and are continuing to accrue benefits.

Supplemental Executive Retirement Plans. The Corporation offers a noncontributory, nonqualified supplemental executive retirement plan (“SERP”) to ten executive and senior officers of CommunityONE Bank, including the named executive officers. Adopted following the reduction in qualified pension plan benefits to executive and senior officers caused by limitations imposed by the Internal Revenue Code of 1986, as amended, the SERP is intended to supplement the retirement benefits available under the Corporation’s pension plan and 401(k) plan and to attract and retain key executive talent. Annual benefits payable under the SERP are based on factors similar to those for the pension plan described above and are limited to 60% of average compensation, offset by amounts payable under the pension plan, the 401(k) plan and by 50% of Social Security benefits. Average compensation for purposes of the SERP means the average annual compensation during the final 10 years of employment.

The SERP provides death, disability and voluntary termination benefits and contains a covenant not to compete provision that prohibits a participant from competing with FNB United for two years after his or her separation of service with a vested benefit or during any time that he or she is receiving retirement or disability benefit payments under the SERP.

Participants in the SERP become 100% vested in their accrued benefits upon the occurrence or attainment of any of the following events: death after five or more years of service and survived by an eligible spouse; permanent and total disability; early retirement (age 60 with 10 or more years of service); normal or delayed retirement (age 65 or later with five of more years of service); change of control; involuntary termination without cause; termination by the employee for good reason, meaning substantial reduction in regular and material duties without cause; voluntary termination upon attaining age 58 with at least 10 years of service; and termination of the plan. Termination of employment for any other reason will result in forfeiture of all SERP benefits.

In connection with the acquisition by the Corporation of Carolina Fincorp, Inc. in 2000, CommunityONE Bank assumed the obligations of Richmond Savings Bank, Inc., SSB under its Nonqualified Supplemental Retirement Plan with Mr. Campbell. Under that plan, Mr. Campbell is entitled to a retirement benefit of $30,000 per year payable for 10 years commencing at retirement upon attaining age 65.

Benefits and Perquisites

Believing that a healthy and secure workforce is best able to contribute to the Corporation’s performance, FNB United strives to provide its employees a set of core benefits, including medical, dental, disability and life insurance coverage that are competitive with those offered by comparable banks and employers. The Corporation also believes that providing benefits that are usual and customary within its peer group assists FNB United in attracting and retaining key executive talent. The named executive officers participate in these benefits on the same terms as other eligible employees of the Corporation.

Perquisites represent a very small part of the Corporation’s overall compensation package, and are offered only after consideration of business need. The Compensation Committee reviews annually the perquisites and other personal benefits provided to senior management. The primary perquisites are reimbursement of country club expenses and the exclusive use of an automobile. Automobiles are provided to Messrs. Miller and Campbell with the Corporation paying all operating and service expenses, including automobile insurance, related to the vehicle. Any personal use of the automobile by the executive is accounted for and reported as additional compensation to the executive. Mr. Hensley receives a $600 automobile allowance each month. Business-related miles are recorded and the remaining allowance, if any, is compensation to Mr. Hensley. The Corporation sponsors golf or country club memberships for certain senior executives who have responsibility for the entertainment of clients and prospective clients. Commencing in April 2010, the Corporation will suspend for an indefinite period sponsorship of golf or country club memberships for executives. The Corporation also pays the expenses for the spouses of Messrs. Miller and Campbell to accompany them to the annual conventions of the American Bankers Association or the North Carolina Bankers Association or both.

Employment Agreements

CommunityONE Bank has entered into employment agreements with Michael C. Miller and R. Larry Campbell to assure their continuing services to the bank. The following summarizes the terms of these agreements without regard to the Corporation’s participation in the United States Department of the Treasury’s Capital Purchase Program. For the period the Corporation is a recipient of funds under the Troubled Assets Relief Program (“TARP”) of the United States Department of the Treasury, these employment agreements are deemed amended or modified to the extent necessary to be in compliance with the TARP compensation standards, which are described under “Capital Purchase Program” below.

Effective as of December 31, 2008, the Corporation amended and restated the employment agreement with Michael C. Miller dated January 1, 2006 to bring the agreement into compliance with Section 409A of the Internal Revenue Code of 1986, as amended. Under this amended agreement, Mr. Miller will continue to be employed as chief executive officer and president of the Corporation and its principal subsidiary, CommunityONE Bank.

The employment agreement has an annually renewing three-year term, unless the Corporation notifies Mr. Miller of its intent not to extend the term. In any event, the employment agreement will not extend beyond December 31 of the year in which Mr. Miller attains age 65. The employment agreement provides for an annual base salary, subject to annual review, in an amount not less than Mr. Miller’s base salary as of December 31, 2008, which was $350,000, participation in all of the Corporation’s compensation and other benefit plans and programs, and various perquisites, including club memberships, vacation, and use of an automobile, all as are set forth in the employment agreement.

The employment agreement provides that it may be terminated by the Corporation with cause or as a result of Mr. Miller’s death or disability. If terminated for cause, Mr. Miller would be entitled to receive only his base salary through the date of termination and the amount of any compensation previously deferred. If the agreement is terminated due to Mr. Miller’s death, the Corporation will pay to his designated beneficiary or legal representative his then base salary through the last day of the calendar month in which the death occurs and a prorated bonus for the year of death based on his performance during the immediately preceding year. In the event of Mr. Miller’s disability, he would continue to receive his then annual base salary for the otherwise remaining term of the agreement, less any disability payments to him from any disability plan of the Corporation or CommunityONE Bank. Mr. Miller may terminate the agreement without good reason upon 60 days’ notice to the Corporation. If he does so, the Corporation may cause the termination to be effective at any time during the notice period and Mr. Miller will be entitled to receive only his base salary and the other benefits of the agreement through the date of termination.

The employment agreement provides that if Mr. Miller’s employment is terminated by the Corporation other than for cause or by Mr. Miller with good reason, then the Corporation will (a) continue Mr. Miller’s then annual salary through the end of the otherwise remaining term of the agreement, (b) pay to Mr. Miller for the year of termination and for each subsequent calendar year or partial year through the end of the then current term of the agreement an amount (prorated in the case of any partial year) equal to the average of the bonuses paid to him for the three calendar years immediately preceding the year of termination, and (c) pay to Mr. Miller the amount of any compensation previously deferred by him. All stock options and restricted stock awards granted to Mr. Miller and outstanding at the date of termination (other than those under which vesting is performance-based or is dependent upon the satisfaction of conditions other than continued employment) will immediately and fully vest and Mr. Miller will have up to three years to exercise such outstanding options following the date of termination but not beyond their specified term. In addition, the Corporation will continue to provide Mr. Miller with various group health, disability and life insurance benefits until the first to occur of: (i) Mr. Miller’s becoming eligible to participate as a full-time employee in the benefit plans of another employer, (ii) December 31 of the year in which Mr. Miller reaches age 65, (iii) Mr. Miller’s death, or (iv) the end of the term otherwise remaining under the agreement, provided that 19 months following termination the Corporation will no longer be obligated to pay the costs of coverage for such benefits.

If a change in control (as defined in the employment agreement) occurs and Mr. Miller’s employment is terminated by the Corporation other than for cause or by Mr. Miller with good reason within 24 months after the change in control, then Mr. Miller will be entitled, in lieu of the above severance payments, to a lump sum payment, payable on the date six months after termination of employment, equal to 2.99 multiplied by Mr. Miller’s average annual cash compensation for the five fiscal years immediately preceding the change in control. In addition, the Corporation will continue to provide Mr. Miller with group health, disability and life insurance benefits until the first to occur of: (i) Mr. Miller’s becoming eligible to participate as a full-time employee in the plans of another employer, (ii) December 31 of the year in which Mr. Miller reaches age 65, (iii) Mr. Miller’s death, or (iv) the end of the term otherwise remaining under the agreement, provided that 19 months following termination the Corporation will no longer be obligated to pay the costs of coverage for such benefits. The Corporation will also cause Mr. Miller to become fully vested in all plans in which he participated that do not address the effect of a change in control. In the event that payments related to a change in control are subject to the excise tax under Section 4999 of the Internal Revenue Code, the Corporation will provide Mr. Miller with an additional amount sufficient to enable Mr. Miller to retain the full amount of his change in control benefits as if the excise tax had not applied.

The employment agreement contains confidentiality provisions as well as provisions prohibiting Mr. Miller from competing with the Corporation or CommunityONE Bank during and for a period of time following his employment with the Corporation and CommunityONE Bank.

Effective as of December 31, 2008, CommunityONE Bank amended and restated the employment agreement with Mr. Campbell, which was originally entered into in connection with the acquisition in 2000 of Carolina Fincorp, Inc. The agreement was amended to bring it into compliance with Section 409A of the Internal Revenue Code, to extend the term of employment, and to provide a change in control feature. The agreement, as amended, will terminate on December 31, 2010. The employment agreement provides that Mr. Campbell will receive an annual base salary of $180,000 with increases as determined in accordance with CommunityONE Bank’s policies and practices for employee compensation. The employment agreement also provides that it may be terminated by CommunityONE Bank with cause or as a result of Mr. Campbell’s death or disability. Mr. Campbell may terminate the agreement upon 60 days’ notice to CommunityONE Bank. In the event CommunityONE Bank terminates Mr. Campbell’s employment other than by reason of death, disability or “cause,” Mr. Campbell would continue to receive his then annual base salary for the otherwise then remaining term of the employment agreement. CommunityONE Bank would also continue to provide Mr. Campbell with various group health, disability and life insurance benefits until the earlier of (i) Mr. Campbell’s death, (ii) Mr. Campbell’s becoming eligible to participate as a full-time employee in the benefit plans of another employer, or (iii) the end of the term otherwise remaining under the agreement, provided that the CommunityONE Bank’s obligation to pay the costs of coverage for such benefits will end as of the 19th month following the employment termination. If Mr. Campbell’s employment is terminated by reason of continued disability, he would continue to receive his then annual base salary for the otherwise then remaining term of the agreement, less any disability payments to him from any disability plan of CommunityONE Bank or FNB United.

If a change in control (as defined in the employment agreement) occurs and Mr. Campbell’s employment is terminated by CommunityONE Bank other than for cause or by Mr. Campbell with good reason in connection with or within 24 months after the change in control, then Mr. Campbell will be entitled, in lieu of the above cash severance payments, to a lump sum payment equal to twice his total cash compensation paid during the calendar year ended immediately prior to the change of control or the date of employment termination, whichever is higher. In addition, CommunityONE Bank will continue to provide Mr. Campbell with the group health, disability and life insurance benefits described above. CommunityONE Bank will also cause Mr. Campbell to become fully vested in all plans in which he participated that do not address the effect of a change in control.

The agreement contains confidentiality provisions as well as provisions prohibiting Mr. Campbell from competing with CommunityONE Bank during and for a period of time following his employment with CommunityONE Bank.

Change of Control Agreements

Certain senior officers of CommunityONE Bank, including the named executive officers other than Messrs. Miller and Campbell, have entered into change of control agreements with FNB United and CommunityONE Bank. The purpose of the agreements is to secure the continued service of the officers in the event of a change of control and to provide the officers with security in such event so as to ensure their continued loyalty to maximize shareholder value as well as the continued safe and sound operation of the Corporation. For the period that FNB United is a TARP recipient, the change of control agreements with the named executive officers or any of the Corporation’s five next most highly compensated employees are deemed amended or modified to the extent necessary to be in compliance with the TARP compensation standards, which are described under “Capital Purchase Program” below.

Each agreement change of control provides that in the event of a termination of the officer’s employment in connection with, or within 24 months after, a change of control of FNB United or CommunityONE Bank, for reasons other than cause, the officer will receive a severance benefit as set forth in his or her agreement and is payable in one lump sum. In addition, the officer may terminate his or her employment upon a change of control of the Corporation or CommunityONE Bank and receive the benefits described above if, within 24 months following a change of control, the officer is assigned duties inconsistent with his or her duties at the time of the change of control, the officer’s annual base salary is reduced below the amount in effect prior to the change of control, the officer’s benefits are reduced below their level prior to the change of control (unless benefits are reduced for all employees), or the officer is transferred to a location more than 50 miles from his or her current principal work location. Each agreement has an initial term of three years, which will be automatically extended for an additional one-year period on each anniversary date of the agreement so that the term will again be three years unless either the Corporation, including CommunityONE Bank, or the officer elects by written notice to the other not to continue the annual renewal. The severance benefit payable to each of Messrs. Hensley and Severson is an amount equal to twice his total cash compensation, including salary and bonus, paid during the calendar year ended immediately prior to the change of control or the date of employment termination, whichever is higher.

Director Compensation

The Compensation Committee is responsible for reviewing and evaluating, at least annually, the compensation of the Board of Directors, including the appropriate mix of cash compensation and equity compensation, and recommending any changes in Board compensation. In developing its recommendations, the committee is guided by the following: compensation should fairly pay directors for work required in a bank of FNB United’s size and scope; compensation should align directors’ interests with the long-term interests of shareholders; and director compensation should be simple, transparent and easily comprehensible by shareholders.

Directors who are not also employees of the Corporation or a subsidiary are paid a $750 monthly retainer and a fee of $750 for each Board meeting attended, including meetings of the board of directors of CommunityONE Bank, and receive additional fees for committee meetings attended of $500 each. Each committee chair receives a $1,000 annual retainer. The board chair, who is an independent director, receives an additional monthly retainer of $2,500 for serving as board chair.

Nonmanagement directors are eligible for grants of nonqualified stock options under the Corporation’s incentive stock plan. There were no stock options granted to the directors in the 2009 fiscal year.

Tax Considerations

It is the intent of the Corporation and the Compensation Committee that all incentive payments be deductible unless maintaining such deductibility would undermine FNB United’s ability to meet its primary compensation objectives or is otherwise not in its best interests. The Corporation also takes into account the tax effects of various forms of compensation and the potential for excise taxes to be imposed on the executive officers that might have the effect of frustrating the purpose of the compensation. There are various provisions of the Internal Revenue Code considered when making compensation decisions.

Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility for federal income tax purposes of compensation paid to the chief executive officer and the next four most highly compensated executive officers of the Corporation. Under Section 162(m), compensation paid to each of these officers in excess of $1 million per year is not deductible unless it is “performance based.” As described below under “Capital Purchase Program,” however, FNB United has agreed to lower the tax deduction limit to $500,000. The Corporation and the Compensation Committee believe that all awards of stock options and shares of restricted stock made under its stock incentive plans are performance based. The Compensation Committee did not consider the deductibility limits in making its compensation decisions for any of the named executive officers for the 2009 fiscal year, as the deductibility limits would not be exceeded under any circumstances. However, the committee’s policy is to design and administer compensation programs that meet the objectives set forth above and to reward executives for corporate performance that meets established financial goals and, to the extent reasonably practicable and consistent with its other compensation objectives, to maximize the amount of compensation expense that is tax deductible by FNB United. The adoptions of the Corporation’s stock incentive plans, the 2003 Stock Incentive Plan and the 1993 Stock Compensation Plan, were in keeping with this policy.

Sections 280G and 4999

The change in control provisions of the employment agreement of the Corporation’s chief executive officer have a tax protection in the form of a gross up payment to reimburse the chief executive officer for any excise tax under Internal Revenue Code Section 4999 as well as any additional income and employment taxes resulting from such reimbursement. Code Section 4999 imposes a 20% nondeductible excise tax on the recipient of an “excess parachute payment” and Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent on a change in control. A payment as a result of a change in control must exceed three times the executive’s base amount to be considered an excess parachute payment, and then the excise tax is imposed on the parachute payments that exceed the executive’s base amount. The intent of the tax gross-up is to provide a benefit without a tax penalty to the Corporation’s chief executive officer if he is displaced in the event of a change in control. The Compensation Committee believes that this tax protection for excess parachute payments for the chief executive officer is consistent with market practice, is a valuable executive talent retention incentive, and is consistent with the objectives of the Corporation’s overall executive compensation program. Payment of the change in control and tax gross-up amounts may be limited, however, by the restrictions described under “Capital Purchase Program” below.

Section 409A

Amounts deferred under the Corporation’s nonqualified deferred compensation programs after December 31, 2004 are subject to Internal Revenue Code Section 409A, which governs when elections for deferrals of compensation may be made, the form and timing permitted for payment of such deferred amounts, and the ability to change the form and timing of payments initially established. Section 409A imposes sanctions for failure to comply, including accelerated income inclusion, a 20% penalty and an interest penalty. FNB has amended its plans as necessary to comply fully with the final Section 409A regulations.

Capital Purchase Program

On February 13, 2009, FNB United completed the sale of $51.5 million of newly issued shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, to the United States Department of the Treasury (the “Treasury”) as part of the Corporation’s participation in the Capital Purchase Program, which was created under the Trouble Asset Relief Program of the Emergency Economic Stabilization Act of 2008. As a result of participating in the Capital Purchase Program, FNB United adopted the Treasury’s standards for executive compensation and corporate governance. These requirements apply to the Corporation’s senior executive officers, named above. As a condition to closing the sale of the preferred shares and a related warrant to purchase FNB United common shares to the Treasury, the Corporation agreed to implement the following executive compensation provisions, limitations and restrictions:

•	a prohibition on incentive compensation plans and arrangements for senior executive officers that encourage unnecessary and excessive risks that threaten the value of FNB United;

•

a recovery, or “clawback,” of any bonus or incentive compensation paid (or under a legally binding obligation to be paid) to a named executive officer based on materially inaccurate financial statements or other materially inaccurate performance metric criteria;

•	a prohibition on making “golden parachute payments” to senior executive officers; and

•	an agreement not to claim a deduction, for federal income tax purposes, for compensation paid to any of the named executive officers in excess of $500,000 per year.

In connection with the Corporation’s participation in the Capital Purchase Program, each of the senior executive officers executed an agreement with FNB United, amending his employment arrangements to cause such arrangements to comply with the terms of the TARP Securities Purchase Agreement.

The American Recovery and Reinvestment Act of 2009 (“ARRA”), signed into law by the President of the United States on February 17, 2009, retroactively amended the executive compensation provisions applicable to participants in the Capital Purchase Program. ARRA executive compensation standards remain in effect for Capital Purchase Program participants during the period in which any obligation arising from financial assistance provided under the Capital Purchase Program remains outstanding, excluding any period during which the Treasury holds only the warrant (the “Covered Period”). ARRA’s executive compensation standards apply to FNB United’s named executive officers as will as certain other employees. ARRA continues all of the same compensation and governance restrictions imposed under EESA and the Capital Purchase Program, and adds substantially to these restrictions in several areas. The new standards include, without limitation, the following:

•

prohibitions on bonuses, retention awards and other incentive compensation, other than restricted stock grants that do not fully vest during the Covered Period, up to one-third of an employee’s total annual compensation;

•	prohibitions on “golden parachute payments” upon certain executives’ or employees’ departure from the Corporation;

•

an expanded provision for recovery, or “clawback,” of bonuses, retention awards, and incentive compensation if payment is based on materially inaccurate statements of earnings, revenues, gains or other criteria;

•	prohibitions on compensation plans that encourage manipulation of reported earnings;

•

retroactive review of bonuses, retention awards and other compensation previously provided by Capital Purchase Program participants if found by the Treasury to be inconsistent with the purposes of the program or otherwise contrary to public interest;

•	required establishment of a company-wide policy regarding “excessive or luxury expenditures;” and

•	inclusion in a participant’s proxy statements for annual shareholder meetings of a nonbinding “say on pay” proposal to allow a shareholder vote to approve executive compensation.

Following the adoption of ARRA, the Treasury promulgated an interim final rule, effective June 15, 2009, establishing executive compensation and corporate governance standards applicable to recipients, including FNB United, of TARP funds under the Capital Purchase Program. These standards are applicable to the named executive officers and certain most highly compensated employees of the Corporation. To evidence the intent of FNB United, the named executive officers and 25 of the most highly compensated employees of the Corporation to comply with the TARP compensation standards as set forth in ARRA and the interim final rule, the named executive officers signed revised agreements, and the 25 most highly compensated employees signed agreements, with FNB United recognizing the following requirements and prohibitions upon FNB United:

•	FNB United must comply with the requirements of Internal Revenue Code section 162(m)(5).

•	FNB United is prohibited from making any golden parachute or severance payment to any of its named executive officers or any of the five next most highly compensated employees.

•

FNB United is prohibited from paying or accruing any bonus payment to the five most highly compensated employees, except as permitted by the TARP compensation standards. For this purpose, the five most highly compensated employees may include the named executive officers.

•

FNB United is required to recover or “clawback” any bonus payments to its named executive officers or any of the 20 next most highly compensated employees if payment was based on materially inaccurate financial statements or performance metric criteria.

•	FNB United is prohibited from maintaining any employee compensation plan that would encourage the manipulation of reported earnings to enhance the compensation of any employee.

•

FNB United is prohibited from maintaining any compensation plan for named executive officers that would encourage such officers to take unnecessary and excessive risks that threaten the value of FNB United.

•	FNB United is prohibited from providing tax gross-ups to its named executive officers or any of the 20 next most highly compensated employees.

In addition, each of the named executive officers and 25 most highly compensated employees agreed to consent to all modifications or amendments to any of the Corporation’s benefit plans, arrangements and agreements, including employment, change-of-control and severance agreements, as may be necessary to give effect to the TARP compensation standards.

Summary

In summary, FNB United believes that the combination of salary, cash incentives, potential for equity ownership in the Corporation, and set of benefits offered provides sufficient motivation for the Corporation’s management team to produce strong returns for shareholders. FNB United further believes that its compensation program permits the Corporation to operate its business effectively, appropriately rewards executives and all employees for their efforts on behalf of the Corporation, and remains focused on creating shareholder value.

Report of the Compensation Committee

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

Discussion of Risk Issues Associated with Plans

The following discussion identifies the various compensation plans offered by FNB United and describes how unnecessary risks, if any, posed by the plans have been limited and how the plans do not encourage the manipulation of reported earnings to enhance any employee’s compensation. The discussion also addresses how those compensation plans for one or more of the named executive officers do not encourage a named executive officer to take unnecessary and excessive risks that threaten the value of the Corporation.

FNB United offers three incentive compensation plans:

•	the Stakeholders plan, under which cash bonuses are paid to all CommunityONE Bank employees if predetermined performance goals are met;

•	the executive incentive plan, under which 17 executive and senior officers may receive annual cash bonuses if goals targeted by the Compensation Committee are satisfied; and

•	the long-term incentive compensation plan, which provides equity-based awards to senior management and key employees if FNB United meets or exceeds various predetermined financial measures.

The performance goals and financial measures required for awards to be made under each of these three plans are set by the Compensation Committee or the full Board of Directors at the beginning of each year. The plans do not encourage unnecessary or excessive risk-taking because the predetermined goals include independent qualitative and quantitative factors, including factors focused on regulator safety and soundness measures. All of the factors encourage executives and employees to focus on the long-term performance of FNB United and place simultaneous and equal emphasis on growth, profit, quality and productivity.

The operation of the Stakeholders plan effectively eliminates risk-taking and the manipulation of earnings to enhance employee compensation. The plan uses a comprehensive set of balanced metrics to quantify precisely how performance has affected earnings. The size of the reward pool is based on the total of the earnings variances. All calculations under the plan are fully transparent, using data taken directly from CommunityONE Bank’s general ledger and engaging an independent third-party administrator to do the final calculations. A complete paper trail audit for actual results of the plan model is created. Also, the variety of key performance factors in the plan makes it difficult to manipulate a factor without it being detected through other factors.

The employment agreements with each of Messrs. Michael C. Miller and R. Larry Campbell do not contain any features that encourage unnecessary or excessive risk taking. The agreements entitle these two executives to base salary, approved by the Board of Directors in the case of Mr. Miller and the Compensation Committee in the case of Mr. Campbell, and participation in the plans described above.

The Corporation’s supplemental executive retirement plans similarly do not involve any unnecessary or excessive risk or the possibility of earnings manipulation. Benefits under the Corporation’s SERP that is offered to the named executive officers and six other senior officers of CommunityONE Bank are based solely on average compensation and years of service. Average compensation is comprised of base salary and any cash bonuses under the incentive plans described above. Mr. R. Larry Campbell’s supplemental retirement plan will pay a fixed benefit of $30,000 per year for 10 years following retirement and is not susceptible to any risk-taking measures.

Mortgage loan officers at CommunityONE Bank receive base salaries and commissions paid as a percentage of all saleable closed mortgage loan production in excess of $500,000 per month. Loan officers may also qualify for production bonuses based on attaining specified production levels. To qualify for a commission or bonus, all loans must meet CommunityONE Bank’s criteria for approval and have been underwritten by another employee who is independent of the mortgage loan officer. Any loan originated by a mortgage loan officer that is later deemed nonsaleable because of an error made by that loan officer will not be eligible for commission payment. In the event a commission is paid on a loan later deemed nonsaleable, the commission is subject to recovery, or “clawback,” by the bank. All mortgages sold by CommunityONE Bank must qualify under applicable investor programs, such as Fannie Mae, FHA, VA, USDA, and other applicable investor guidelines.

Compensation for loan officers at Dover Mortgage Company is based solely on commissions. Dover Mortgage Company has ameliorated the risks that might be associated with such a commission program by requiring that all loans and other services that are sold on commission be underwritten by someone other than, and independent of, the producer. In addition, all mortgage loans must qualify under applicable investor programs.

Although mortgage loan commissions at both CommunityONE Bank and Dover Mortgage Company are volume driven and do not include multiple performance factors pertaining to risk, mortgage loan risk is moderated by quality and compliance requirements. Both CommunityONE Bank and Dover Mortgage Company

have experienced low incidence of required repurchases of loans sold to investors. The mortgage delinquency rate (over 30 days past due) was low at 3.79% at December 31, 2009 for CommunityONE Bank’s serviced loan portfolio, which is comprised of loans retained by the Bank and those sold to Fannie Mae.

CommunityONE Bank’s wealth management division maintains a commission/incentive plan to reward financial consultants and trust officers on new business development. These commission amounts are paid in addition to base salaries. The bank limits risks associated with this plan by its emphasis on relationship banking, which focuses on long-term partnerships with customers and not just the immediate sale of an investment or trust product. In addition, all sales that might qualify for a commission or incentive payment are subject to supervisory oversight. Customer profile sheets addressing suitability standards must be completed and signed by wealth management personnel and the customer and submitted for independent review. Any sale may be denied if deemed inappropriate and not in the customer’s best interest.

Commissions and incentives paid to wealth management personnel are subject to a recovery, or “clawback,” provision that deters employees from opening new trust or employee benefit accounts just to earn commissions. Incentives are paid only after all assets for the account have been received and booked. If the account is closed within 24 months, the incentive payment is recovered and charged against the officer’s future production.

FNB United has ensured that employee compensation plans do not encourage the manipulation of reported earnings through its approval process for any bonus or incentive payments. Any compensation changes require sign-off by the employee’s manager and review by a member of Human Resources. Incentive, commission and bonus payments require the approval of the appropriate manager and the Corporation’s chief human resources officer.

FNB United has made employees aware of the compensation standards applicable to the named, or senior, executive officers and other highly compensated employees. The named executive officers and 25 most highly compensated employees have signed letters acknowledging that FNB United is required to recover or “clawback” any bonus payments to its senior executive officers or any of the 20 next most highly compensated employees if payment was based on materially inaccurate financial statements or performance metric criteria. This acknowledgement also makes clear that FNB United is prohibited from maintaining any employee compensation plan that would encourage the manipulation of reported earnings to enhance the compensation of any employee and that the Corporation is prohibited from maintaining any compensation plan for senior executive officers that would encourage such officers to take unnecessary and excessive risks that threaten the value of FNB United.

The Corporation has also placed special emphasis on its Code of Business Ethics and whistle blower policy, requiring that all employees review the policies each year and sign an acknowledgement that they have done so. Employees are provided several channels through which they may report any suspicious financial activity within the Corporation, including anonymously or by direct communication with a member of the Audit Committee, thus ensuring that no employee or senior executive officer compensation plan encourages the manipulation of reported earnings to enhance the compensation of any employee. Employees may not be subject to retaliation for good faith reports of wrongdoing.

Certification

In connection with the Corporation’s participation in the TARP Capital Purchase Program, the Compensation Committee hereby certifies that:

•

It has reviewed with the senior risk officer of FNB United the senior executive officer (SEO) compensation plans of FNB United and its subsidiaries and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of FNB United;

•

It has reviewed with the senior risk officer of FNB United the employee compensation plans of FNB and its subsidiaries and has made all reasonable efforts to limit any unnecessary risks these plans pose to FNB United; and

•

It has reviewed the senior employee compensation plans of FNB United and its subsidiaries to eliminate any features of these plans that would encourage the manipulation of reported earnings of FNB United to enhance the compensation of any employee.

Compensation Committee

Thomas A. Jordan, Chair
H. Ray McKenney, Jr.
Eugene B. McLaurin, II
J. M. Ramsay III

EXECUTIVE COMPENSATION

This section provides information relating to the compensation paid or payable to the Corporation’s principal executive officer, principal financial officer and two other most highly compensated executive officers in 2009. These four individuals are referred to in this section as the “named executive officers.” This section also provides information regarding the compensation paid to the directors of FNB United in 2009. Shareholders are encouraged to read the following tables closely. The narratives preceding the tables and the footnotes accompanying each table are important parts of each table. Also, shareholders are encouraged to read this section in conjunction with the Compensation Discussion and Analysis above.

Summary Compensation Table

The following table shows for the fiscal years ended December 31, 2009, 2008 and 2007, the compensation of the named executive officers.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Comp. ($) (4)	Total ($)
Michael C. Miller President and Chief Executive Officer of the Corporation and CommunityONE Bank	2009 2008 2007	350,000 350,000 325,000	na na na	na na na	na na na	na 3,150 4,875	150,900 28,800 156,000	19,952 20,103 36,326	520,582 402,053 522,201

Mark A. Severson Chief Financial Officer, Treasurer and Executive Vice President of the Corporation and Chief Financial Officer and Executive Vice President of CommunityONE Bank (5)	2009 2008 2007	180,000 180,000 86,769	na na 10,000	na na na	na na 24,650	na 1,620 1,302	19,800 0 na	6,840 14,065 19,144	206,640 195,685 141,865

R. Larry Campbell Executive Vice President and Secretary of the Corporation and CommunityONE Bank	2009 2008 2007	180,000 180,000 160,039	na na na	na na na	na na na	na 1,620 2,400	100,400 176,212 60,385	16,326 20,053 34,260	296,726 377,885 257,084

R. Mark Hensley Executive Vice President and Chief Banking Officer of CommunityONE Bank	2009 2008 2007	180,000 180,000 150,000	na na na	na na na	na na na	na 1,620 2,250	23,800 0 18,400	16,245 21,340 18,258	220,045 202,960 188,908

(1)	The salaries shown in this column for 2008 and 2009 were determined in 2007 and became effective on January 1, 2008. There were no further increases to the base salaries of the named executive officers in 2008 or 2009 and no increases in their salaries have been approved for 2010.
(2)	The stock option value in this column was computed in accordance with FASB ASC Topic 710 (formerly FAS 123R). FNB United granted an option to Mr. Severson on July 9, 2007, for 7,500 shares at an exercise price of $15.85 per share. This stock option vests and becomes exercisable ratably in five equal installments, beginning on the first anniversary of the grant date. The following inputs were used in the Black-Scholes methodology: expected volatility, 26.00%; risk-free interest rate, 4.58%; expected life, 6 years; and expected dividend yield, 3.60%. The resulting Black-Scholes grant value for the 2007 award is $3.39 per share.
(3)

This column represents the change in pension value during 2009 for each of the named executive officers. The aggregate change in the actuarial present value of the accumulated benefit for 2009 under the Corporation’s qualified pension plan is as follows: Mr. Miller, $68,500; Mr. Campbell, $46,200; and Mr. Hensley, $3,500. The aggregate change in the actuarial present value for the Supplemental Executive Retirement Plan during 2009 for each named executive officer is as follows: Mr. Miller, $82,400; Mr. Campbell, $54,200; Mr. Severson, $19,800; and Mr. Hensley, $20,300. Under Mr. Campbell’s Nonqualified Supplemental Retirement Plan, the aggregate change in actuarial present value is -$50. The change in pension value shown for Mr. Campbell reflects his participation in the Corporation’s Supplemental Executive

Retirement Plan, effective January 1, 2008, and the amount of the accrual necessary to fund his plan benefit. The accrual amount is based on his length of time as a participant in the plan and projected length of service with FNB United at retirement age.

(4)	2009 All Other Compensation for the named executive officers includes the total of the following benefits and perquisites shown in the following table. Commencing in April 2010, the Corporation is suspending for an indefinite period the sponsorship of golf or country club memberships for executives. Messrs. Miller and Campbell, each of whom is entitled to certain country club memberships under his employment agreement, have volunteered to forego this benefit during the period of suspension.

Name	Auto Allowance	Employer 401(k) Match	Country Club Fees	Dividends from Restricted Stock

Miller	2,176	12,625	5,084	67

Severson	na	3,600	3,240	na

Campbell	6,534	7,650	2,100	42

Hensley	7,053	7,650	1,500	42

(5)	Mr. Severson was hired on July 9, 2007.

Grants of Plan-Based Awards

FNB United did not grant any equity awards to any of the named executive officers in 2009. The Corporation also did not make any awards under its annual cash incentive compensation plan, in which all CommunityONE Bank employees are eligible to participate, or its short-term executive incentive plan for 2009.

The following table provides information about equity and non-equity awards in target dollar amounts that might have been granted to the named executive officers in 2009 had the performance goals under the short-term executive incentive plan (non-equity) and the long-term executive incentive plan (equity) been satisfied:

Name	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)	Estimated Possible Payouts Under Equity Incentive Plan Awards (2)
	Target ($)	Target ($)

Miller	115,500	52,500

Severson	59,400	27,000

Campbell	59,400	27,000

Hensley	59,400	27,000

(1)	This column represents the target dollar amounts for which the named executive officers were eligible under the Corporation’s short-term executive incentive plan for 2009. These amounts equal 33% of base salary of each named executive officer. No cash awards were made for 2009 performance.
(2)	This column represents the target dollar amounts for which the named executive officers were eligible under the long-term executive incentive plan for 2009. These amounts equal 15% of base salary at target for each named executive officer. The number of shares subject to an award is determined at the date of grant. No equity awards were made for 2009 performance.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table provides information on the current holdings of stock option awards by the named executive officers. This table includes unexercised and unvested option awards. Each equity grant is shown separately for each named executive officer. The vesting schedule for each grant is shown by footnote to this table, based on the option award date.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Options Exercise Price ($)	Option Expiration Date	Date When Fully Vested (1)
Miller	25,000	0	11.75	12/20/2010	12/21/2005
	7,500	0	16.15	7/22/2012	7/23/2007
	7,500	0	21.89	12/17/2013	12/18/2008
	7,500	0	19.82	12/15/2014	12/16/2009
Severson	3,000	4,500	15.85	7/9/2017	7/9/2012
Campbell	3,000	0	11.75	12/20/2010	12/21/2005
	7,500	0	16.15	7/22/2012	7/23/2007
	5,000	0	21.89	12/17/2013	12/18/2008
	5,000	0	19.82	12/15/2014	12/16/2009
Hensley	3,500	0	16.15	7/22/2012	7/23/2007
	5,000	0	21.89	12/17/2013	12/18/2008
	5,000	0	19.82	12/15/2014	12/16/2009

(1)	Stock options vest and become exercisable ratably in five equal annual installments, beginning on the first anniversary of the grant date.

Option Exercises and Stock Vested

The following table provides information regarding the exercises of stock options by the named executive officers and the vesting of shares of restricted stock held by the named executive officers during 2009.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

Miller	na	na	1,334	2,668

Severson	na	na	na	na

Campbell	na	na	834	1,668

Hensley	na	na	834	1,601

(1)	Shares of restricted stock for Messrs. Miller and Campbell vested on July 19, 2009, at a market price of $2.00. Shares of restricted stock for Mr. Hensley vested on July 17, 2009, at a market price of $1.92.

Pension Benefits

The table below sets forth information on the retirement benefits for the named executive officers under the FNB United Corp. Employees’ Pension Plan, the FNB United Corp. Supplemental Executive Retirement Plan (SERP), and, in the case of Mr. Campbell, the Nonqualified Supplemental Retirement Plan. The defined benefit plans were designed to work together so that, on an aggregated basis with Social Security benefits, they would provide targeted levels of benefits to the named executive officers. More information about these plans is provided following the table.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)

Miller	FNB United Corp. Employees’ Pension Plan	24		534,200	na

	FNB United Corp. SERP	19		437,600	na

Severson	FNB United Corp. SERP	3		19,800	na

Campbell	FNB United Corp. Employees’ Pension Plan	10		290,800	na
	FNB United Corp. SERP	10		336,900	na
	Nonqualified Supplemental Retirement Plan (2)	na	(6)	204,584	na

Hensley	FNB United Corp. Employees’ Pension Plan	7		34,100	na

	FNB United Corp. SERP	9		24,300	na

(1)	Values reflect the actuarial present value of the named executive officers’ accumulated benefit under the Corporation’s pension plan and the Corporation’s supplemental executive retirement plan, computed as of December 31, 2009. The actuarial present values were determined based upon the 2009 IRS Combined Mortality Table and a discount rate of 6.00%. These assumptions are consistent with those utilized in the development of the Corporation’s financial disclosures under SFAS Nos. 87, 123R and 158. The value shown for Mr. Campbell’s Nonqualified Supplemental Retirement Plan shows the accrued amount as of December 31, 2009. CommunityONE Bank funds this benefit to provide a fixed payment at retirement. Values for all calculations assume that the retirement age will be the normal retirement age as defined in the plans.
(2)	The Nonqualified Supplemental Retirement Plan with Mr. Campbell provides for a retirement benefit of $30,000 per year payable for 10 years commencing at age 65, and is not based on years of service.

The FNB United Corp. Employees’ Pension Plan is a tax-qualified, broad-based plan that was available to all regular, full and part-time employees of CommunityONE Bank. Prior to the modified freeze placed on the plan effective December 31, 2006 and discussed below, employees became participants on January 1 or July 1 following completion of the eligibility requirements of one year of service and attainment of age 21. The pension plan formula calculates the benefit based on final average pay (last ten consecutive plan years of compensation during all of which the participant worked), times years of service multiplied by specific percentages as shown in the formulas that follow:

The amount of annual retirement benefit payable according to the normal form of payment is calculated as the greater of (a) or (b):

(a)	1.00% of final average compensation multiplied by years of service, plus 0.65% of final average compensation less covered compensation multiplied by years of service (maximum 35 years).

(b)	December 31, 1988 accrued benefit multiplied by the ratio (not less than one) of final average compensation at termination over final average compensation at December 31, 1988, plus 1.00% of final average compensation multiplied by years of service since December 31, 1988, plus 0.65% of final average compensation less covered compensation multiplied by years of service since December 31, 1988 with a maximum of 35 years including service prior to December 31, 1988 less service to December 31, 1988. Covered compensation is the average of Social Security taxable wage base for the 35-year period ending at the participant’s Social Security retirement age.

The retirement benefit under the pension plan becomes 100% vested when participants complete five years of service. All participants become 100% vested upon attainment of their normal, early or disability retirement date. The normal retirement date for each participant is the first of the month coincident with or next following the attainment of age 65, but not earlier than the five-year anniversary of the plan participant.

The Corporation placed a modified freeze on the pension plan. Effective December 31, 2006, no new employees were eligible to enter the plan. Participants who met the requirements of a grandfathering provision will continue to accrue benefits under the pension plan through December 31, 2011. These requirements are that the participant must have been at least age 40, must have earned 10 years of vesting service as an employee of FNB United and must have remained an active employee, all as of December 31, 2006. In addition, the plan’s definition of final average compensation for the grandfathered participants was improved from a ten-year averaging period to a five-year averaging period as of January 1, 2007. The retirement benefits of all other participants in the pension plan had their retirement benefits frozen as of December 31, 2006. Of the named executive officers, Messrs. Miller and Campbell qualified under the grandfathering provision.

The Supplemental Executive Retirement Plan has a target annual benefit of 10% of final average compensation for Messrs. Miller and Hensley and a target annual benefit of 15% of final average compensation for Messrs. Campbell and Severson, plus 3% of final average compensation for each year of credit service with a maximum benefit of 60% of average earnings. The amount of the annual retirement benefit, payable as a life annuity, is calculated by taking the non-qualified plan target and subtracting the pension plan benefit, the Social Security offset, and the 401(k) offset.

The normal retirement date for the SERP is age 65. All participants are 100% vested upon attainment of their early or normal retirement age. Early retirement benefits are contingent upon the attainment of age 60 and the completion of 10 years of credited service. A participant may retire on the first day of any month following attainment of eligibility. The amount of the monthly early retirement benefit is the participant’s accrued benefit reduced to reflect the early commencement of payments. The reduction is 1/180 for each of the months by which the benefit commences prior to normal retirement date. If the executive has reached age 60 and has completed at least 25 years of service, the reduction is 1/360 for each of the months by which the starting date for benefits precedes the executive’s normal retirement date.

Nonqualified Deferred Compensation

FNB United does not provide employees with nonqualified deferred compensation opportunities, nor does it offer nonqualified defined contribution plans.

Potential Payments upon Termination

The discussion and table below reflect the amount of compensation to which each of the named executive officers of FNB United would be entitled in the event of termination of such executive’s employment. The amounts shown assume a termination date of December 31, 2009. Such amounts are estimates. They do not include compensation and benefits available to all of FNB United’s general employees on a non-discriminatory basis. “COC” refers to a change of control event, as defined by the agreement with each officer. All agreements and plans have been amended to be compliant with Internal Revenue Code Section 409A. At the time of separation of service, if a named executive officer is a specified employee as defined under Section 409A, payments will be delayed for six months as necessary to remain compliant with Section 409A. The American Recovery and Reinvestment Act of 2009 prohibits all golden parachute payments (other than payments for services performed or benefits accrued) to the named executive officers and the next five most highly compensated employees of entities, such as FNB United, that has received financial assistance under the Troubled Asset Relief Program (“TARP”) of the U.S. Department of the Treasury. The table below shows the amounts payable under ARRA and those payable were FNB United not a TARP recipient.

Compensation and/or Benefits Payable Upon Termination	Voluntary Termination	Involuntary or Good Reason Termination	Termination by FNB United Other Than for Cause or By the Executive With Good Reason After a COC	Death	Disability
Miller
2.99 Times Annual Compensation	na	na	1,107,171	na	na
Tax Gross-up	na	na	420,728	na	na
Salary	na	1,050,000	na	na	510,000
Cash Incentive	na	139,761	na	na	na
SERP Benefit (1)	437,600	437,600	437,600	201,300	437,600
Health, Disability, and Life Insurance	na	10,964	10,964	na	na

Total	437,600	1,638,325	1,976,463	201,300	947,600

Total Allowable under ARRA	437,600	437,600	437,600	201,300	947,600

Severson
Severance Benefit	na	na	362,604	na	na
SERP Benefit (1)	0	0	0	0	0

Total	0	0	362,604	0	0

Total Allowable under ARRA	0	0	0	0	0

Campbell
Salary	na	180,000	360,000	na	72,000
Cash Incentive	na	42,472	4,800	na	na
Health, Disability, and Life Insurance	na	9,354	9,354	na	na
SERP Benefit (1)	336,900	336,900	336,900	155,000	336,900
NSRP (1)	288,019	288,019	288,019	300,000	288,019

Total	624,919	856,745	999,073	455,000	696,919

Total Allowable under ARRA	624,919	624,919	624,919	455,000	696,919

Hensley
Severance Benefit	na	na	364,500	na	na
SERP Benefit (1)	na	24,300	24,300	11,200	24,300

Total	na	24,300	388,800	11,200	24,300

Total Allowable under ARRA	0	0	0	11,200	24,300

(1)	SERP and NSRP amounts provided are the present values of the benefit payment.

Voluntary Termination and Early Retirement

Under FNB United’s Supplemental Executive Retirement Plan (SERP), Messrs. Miller and Campbell are eligible for a voluntary termination benefit because they have met the voluntary termination requirements of the plan. No other named executive officers would receive benefits under this plan upon voluntary termination as of December 31, 2009. The voluntary termination benefit requires that the executive have attained age 58 and completed 10 or more years of service. Payment of the benefit may commence immediately and may take the form of a life annuity (normal form), life annuity with a 10- or 15-year period certain, a joint and 50% (or 100%) survivor annuity, or a lump sum payment if the actuarial present value of the accumulated benefit does not exceed $10,000. Mr. Campbell would be eligible for the same SERP benefit under normal retirement as under voluntary termination. Under his Nonqualified Supplemental Retirement Plan, Mr. Campbell would receive the normal retirement benefit because he has reached normal retirement age.

As of December 31, 2009, none of the named executive officers would receive benefits under the SERP for early retirement. Early retirement is defined as completing 10 or more years of service and attaining age 60. In the event a participant in the SERP who is vested in his or her benefits retires early, the Corporation has the discretion to modify the benefits payable under the SERP to that individual. For example, FNB United may choose to provide an increased SERP benefit to replace the reductions for early retirement made under both the pension plan and the SERP so that the executive receives the same total benefit that he would have been eligible for at the normal retirement date.

Upon voluntary termination following satisfaction of the requirements for early retirement under FNB United’s retirement plans, including the pension plan, Mr. Miller’s employment agreement provides that all outstanding stock options and restricted stock awards granted to him that are not performance-based or where vesting is dependent upon the satisfaction of conditions other than continued employment will immediately vest. Mr. Miller does not currently have any unvested stock options or restricted stock.

Involuntary or Good Reason Termination

Under Mr. Miller’s and Mr. Campbell’s employment agreements, if the Corporation terminates employment without cause, then the executive is to receive his base salary through the end of the then-current term of the agreement and an amount for the year of termination and for each year remaining in the term equal to the average bonuses paid to him under the Corporation’s annual cash incentive plan and executive plan for the three calendar years prior to the year of termination (prorated in the case of any partial year). Each executive is entitled to continuation of group health, disability and life insurance benefits or he may elect, if eligible, to participate in the Corporation’s postretirement medical and life insurance benefits plan. The Corporation will reimburse the executive for the costs of continuation coverage or postretirement plan premiums until the earlier of (a) the end of the otherwise remaining term of the agreement, (b) the date in which the executive is eligible to participate as a full-time employee in a group health, disability or life insurance plan of another employer, (c) December 31 of the year he reaches age 65 (not applicable for Mr. Campbell), and (d) death, provided that the Corporation’s obligation to reimburse the executive will end as of the nineteenth month following employment termination. The table assumes 18 months of continuation coverage for health, disability and life insurance benefits are paid. Mr. Miller’s employment agreement provides that all outstanding stock options and restricted stock awards granted to him that are not performance-based or where vesting is dependent upon the satisfaction of conditions other than continued employment will immediately vest. In addition, Mr. Miller would be entitled to these benefits if he terminates his employment with good reason.

Upon involuntary termination without cause or voluntary termination for good reason, Messrs. Miller, Campbell and Hensley are eligible for a SERP benefit, payable in a lump sum following separation from service. The SERP defines good reason as a substantial reduction of the participant’s regular and material duties of his job. Under his Nonqualified Supplemental Retirement Plan, Mr. Campbell would receive the normal retirement benefit in monthly payments for 10 years starting at the date of termination, having attained the normal retirement age of 65.

Termination by FNB United Other Than For Cause or by the Executive for Good Reason After a Change of Control

Mr. Miller’s employment agreement provides for enhanced benefits if his employment is terminated either by the Corporation without cause or by Mr. Miller for good reason within 24 months following a change in control. Those benefits include a cash payment in an amount equal to 2.99 times Mr. Miller’s average annual cash compensation for the five fiscal years immediately preceding the change in control, and the same health, disability and life insurance benefits and for the same period as described under “Involuntary or Good Reason Termination.” The table assumes 18 months of these benefits. He is eligible for a SERP benefit. Payment of the SERP benefit may commence on the earlier of the officer’s early retirement date or normal retirement date and may take the form of a life annuity (normal form), life annuity with a 10- or 15-year period certain, a joint and 50% (or 100%) survivor annuity, or a lump sum payment if the actuarial present value of the accumulated benefit does not exceed $10,000. All of his outstanding stock options and restricted stock awards granted to him that are not performance-based or where vesting is dependent upon the satisfaction of conditions other than continued employment will immediately vest. Mr. Miller is also entitled to a tax “gross-up” payment in the event any of the foregoing benefits subject Mr. Miller to the excise tax on excess parachute payments as determined under Sections 280G and 4999 of the Internal Revenue Code.

Mr. Campbell’s employment agreement provides for a severance benefit in the event of termination of his employment in connection with, or within 24 months after, a change of control for reasons other than cause, death, or disability or by the officer for good reason. Mr. Campbell will receive two times his total cash compensation, including salary and bonus, paid during the calendar year ended immediately prior to the change of control or termination, whichever is higher. He is entitled to the same health, disability and life insurance benefits and for the same period as described under “Involuntary or Good Reason Termination.” The table assumes 18 months of continuation coverage for these benefits. All of his outstanding stock options and restricted stock awards will immediately vest. The benefit under his Nonqualified Supplemental Retirement Plan will immediately vest. He is eligible for a payment under the SERP, which is the same as described under “Voluntary Termination and Early Retirement.” Payments shown in the table above are reduced to the maximum amount that may be paid under Internal Revenue Code Section 280G without triggering excise taxes (if applicable).

The change of control agreements for Messrs. Hensley and Severson provide, in the event of a termination of employment in connection with, or within 24 months after, a change of control for reasons other than cause, or by the officer for good reason, each officer will receive a severance benefit. Each of these two executives would be entitled to a benefit equal to two times his total cash compensation (salary and bonus) for the fiscal year immediately prior to the year in which the change of control or the termination occurred, whichever is higher. Mr. Hensley is also eligible for a SERP benefit. Payments shown in the table above are reduced to the maximum amount that may be paid under Internal Revenue Code Section 280G without triggering excise taxes (if applicable).

Death

Mr. Miller’s employment agreement provides for a prorated bonus for the year of death that he would otherwise have received. Because no bonuses were paid for 2009, the amount shown in the table is zero. Mr. Campbell’s Nonqualified Supplemental Retirement Plan provides a death benefit of $300,000 if he dies before retirement. Under the SERP, the spouses of Miller, Campbell and Hensley would receive a lifetime survivor annuity. For Mr. Campbell, this benefit would start 30 days after death. For Messrs. Miller and Hensley, the benefit would commence on the date such officer would have attained age 65.

Disability

Mr. Miller’s employment agreement provides that if his employment terminates due to disability, he is to receive his base salary, less any disability insurance payments paid to him on a policy maintained for his benefit by the Corporation, through the end of the then-current term of the agreement. Per Mr. Campbell’s employment agreement, if his employment terminates due to disability, he is to receive his base salary, less any disability insurance payments paid to him on a policy maintained for his benefit by the Corporation, through the end of the then-current term of the agreement. Under his Nonqualified Supplemental Retirement Plan, Mr. Campbell would receive the normal retirement benefit. Under the SERP, Messrs. Miller, Campbell and Hensley would be eligible for a benefit payable starting at the normal retirement date (age 65) or actual retirement, if earlier.

Termination for Cause

If FNB United terminates any of the named executive officers for cause, FNB United shall have no obligations to the executive after the date of termination.

2003 Stock Incentive Plan

Under the 2003 Stock Incentive Plan, the vesting of equity does not automatically accelerate under any termination events. No equity acceleration is assumed unless the acceleration is specified in the officer’s employment or change of control agreement. However, notwithstanding any other provision of the plan to the contrary, in the event of termination of employment by reason of death, disability, normal retirement, early retirement with the consent of the Corporation or leave of absence approved by the Corporation, or in the event of hardship or other special circumstances, of a participant who holds an option that is not immediately and fully exercisable or any restricted shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, the Compensation Committee may in its sole discretion take any action that it deems to be equitable under the circumstances or in the best interests of the Corporation, including waiving or modifying any limitation or requirement with respect to any award under the plan.

Nonmanagement Directors’ Compensation

The following table sets forth the compensation paid to the Corporation’s nonmanagement directors for fiscal 2009. Directors who are not also employees of the Corporation or a subsidiary are paid an annual retainer of $9,000 and $750 for each Board meeting they attend, including meetings of the CommunityONE Bank board. They receive additional fees for committee meetings attended of $500 each. Each committee chair receives a $1,000 annual retainer. The independent board chair receives an additional monthly retainer of $2,500 for serving as board chair.

Nonmanagement directors are eligible for grants of nonqualified stock options and shares of restricted stock under the Corporation’s incentive stock plan. There were no stock options or shares of restricted stock granted to the directors in the 2009 fiscal year. FNB United does not provide any non-equity incentive compensation to the directors.

Name	Fees Earned or Paid in Cash ($)

Jacob F. Alexander III	25,750

Larry E. Brooks	24,500

James M. Campbell, Jr.	55,000

Darrell L. Frye	25,500

Hal F. Huffman, Jr.	22,000

Thomas A. Jordan	25,000

Lynn S. Lloyd	28,000

H. Ray McKenney, Jr.	28,500

Eugene B. McLaurin II	24,500

R. Reynolds Neely, Jr.	24,500

J. M. Ramsay III	30,000

Suzanne B. Rudy	23,750

Carl G. Yale	24,500

(1)	Aggregate number of option awards outstanding at fiscal year end: Mr. J. Campbell, 12,500; Mr. Frye, 12,500; Mr. Jordan, 12,500; Mr. McKenney, 1,204; Mr. McLaurin, 5,000; Mr. Neely, 12,500; and Mr. Ramsay, 5,500.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information on outstanding equity awards under the Corporation’s equity compensation plans as of December 31, 2009.

Plan Category	Number of Securities to Be Issued upon Exercise	Weighted-Average Exercise Price	Number of Securities Remaining Available for Future Issuance (1)
Equity Compensation Plans approved by Shareholders (2)	545,432	$16.90	839,534

Equity Compensation Plans Not Approved by Shareholders (3)	—	—	—

Total	545,432	$16.90	839,534

(1)	The number of securities remaining available for issuance at December 31, 2009, excludes the number of securities to be issued upon exercise of outstanding options.
(2)	Under equity compensation plans approved by shareholders at December 31, 2009, securities to be exercised under outstanding stock options amounted to 535,232 with a weighted-average exercise price of $17.01. Additionally, there were 10,200 shares of non-vested restricted stock with a weighted-average grant date fair value of $11.44.
(3)	There were no equity compensation plans at December 31, 2009, that had not been approved by shareholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee has ever been an officer or employee of the Corporation or any of its subsidiaries or performs services for the Corporation or its subsidiaries other than as a director.

BUSINESS RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain of the directors and officers of the Corporation and its subsidiaries and companies with which they are affiliated were customers of and borrowers from CommunityONE Bank in the ordinary course of business in 2009. Similar banking transactions are expected to take place in the future. In the opinion of management, all outstanding loans and commitments included in such transactions were made substantially on the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with other customers and did not involve more than normal risk of collectibility or contain other unfavorable features.

Mr. Alexander holds a 50% membership interest in SBJA, LLC, which, until November 2008, leased real property to CommunityONE Bank for a two-story regional and branch office building in Salisbury, North Carolina. SBJA, LLC sold the property to an unrelated third party and CommunityONE Bank entered into a new lease with that third party in November 2008. The terminated lease with SBJA, LLC had a 15-year term and called for annual aggregate lease payments of approximately $296,000 per year. In December 2008, SBJA, LLC purchased real property from CommunityONE Bank for $701,000. This property adjoins the real property in Salisbury, North Carolina, that SBJA, LLC had leased to CommunityONE Bank prior to its sale in November 2008.

The Corporation recognizes that related party transactions can present actual or potential conflicts of interest and may create the appearance that decisions are based on considerations other than the best interests of FNB United. Therefore, the Board of Directors has adopted a “Regulation O Policy,” which it applies not only to extensions of credit to executive officers, directors and principal shareholders but also is guided by that policy with respect to any transaction involving an insider. Under the policy, any actual or potential conflict of interest regarding insiders must be promptly disclosed to the Board of Directors for consideration, whether the conflict is intended or unintended. The Board retains final authority to approve any transaction with an insider. The involved insider is required to abstain from the Board’s approval process with respect to any transaction in which the insider may obtain any direct or indirect benefit.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth as of March 18, 2010, certain information with respect to the beneficial ownership of FNB United common stock by directors, by the named executive officers and by directors and executive officers as a group.

Name	Amount and Nature of Beneficial Ownership (1) (2)		Percent of Class

Jacob F. Alexander III	5,354		*
Larry E. Brooks	21,626		*
James M. Campbell, Jr.	98,193		*
R. Larry Campbell	80,282		*
Darrell L. Frye	16,300		*
R. Mark Hensley	17,144		*
Hal F. Huffman, Jr.	44,588		*
Thomas A. Jordan	89,029		*
Lynn S. Lloyd	28,466		*
H. Ray McKenney, Jr.	97,316		*
Eugene B. McLaurin, II	21,394		*
Michael C. Miller	125,065		1.09
R. Reynolds Neely, Jr.	156,160	(3)	1.37
J. M. Ramsay III	99,243		*
Suzanne B. Rudy	3,400		*
Mark A. Severson	13,983		*
Carl G. Yale	19,000		*

Directors and executive officers as a group (17 persons)	936,543	(3)	8.09

*	Less than one percent.
(1)	Includes shares held by directors’ and executive officers’ immediate families, including spouse and/or children residing in same household. Does not include 1,000 shares owned by the Ferree Educational and Welfare Fund, of which Mr. Miller is a trustee and treasurer.
(2)

Includes shares subject to stock options exercisable as of March 18, 2010 or within 60 days thereafter for Mr. J. Campbell (12,500 shares), Mr. R. Campbell (20,500 shares), Mr. Frye (12,500 shares), Mr. Jordan (12,500 shares), Mr. McKenney (1,204 shares), Mr. McLaurin (5,000 shares), Mr. Miller (47,500 shares), Mr. Neely (12,500 shares), Mr. Ramsay (5,500 shares), Mr. Hensley (13,500 shares), Mr. Severson (3,000 shares) and all directors and executive officers as a group (146,204 shares). With respect to executive officers, also includes shares allocated to such persons’ individual accounts under the Corporation’s 401(k)

plan as follows: Mr. Miller (13,067 shares), Mr. R. Campbell (4,587 shares), Mr. Hensley (1,144 shares) and Mr. Severson (1,983 shares).
(3)	Includes 70,143 shares held of record by the estate of Mr. Neely’s mother, Stella H. Neely, and over which Mr. Neely and his sister have joint voting and dispository control as co-executors. All of these 70,143 shares are pledged to CommunityONE Bank to secure a loan made to the Stella H. Neely Estate.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Corporation’s directors, its executive officers, and any persons holding more than 10 percent of the Corporation’s stock are required to report their ownership of the Corporation’s stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Corporation is required to report in this proxy statement any failure to file by these dates during 2009. All of these filing requirements were satisfied by its directors and executive officers except that Hal F. Huffman, Jr. filed a Form 4 after its due date. In making these statements, the Corporation has relied on the written representations of its directors and executive officers and copies of the reports that they have filed with the Commission.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm of Dixon Hughes PLLC audited the Corporation’s consolidated financial statements for the years ended December 31, 2006 through 2009. A representative of Dixon Hughes is expected to be present at the Annual Meeting of Shareholders. The representative will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions, including those relating to the 2009 audit of the Corporation’s financial statements.

Disclosure of Auditor Fees

The following is a summary of the fees billed or expected to be billed to the Corporation by Dixon Hughes PLLC for professional services rendered for the fiscal years ended December 31, 2009 and 2008:

Fee Category	2009	2008

Audit Fees	$448,300	$542,587
Audit-Related Fees	44,700	54,247
Tax Fees	65,233	39,000
All Other Fees	—	6,950

Total Fees	$558,233	$642,784

Audit Fees. This category consists of fees billed and expected to be billed for professional services rendered for the audit of our annual financial statements, the audit of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, and reviews of our interim financial statements.

Audit-Related Fees. This category consists of fees billed for services that are reasonably related to the performance of the audit or review of our financial statements and are not otherwise reported under “Audit Fees.” During 2009 and 2008, these fees consisted of the audit of our benefit plans and routine accounting consultations.

Tax Fees. This category consists of fees billed for professional services for tax compliance and tax advice.

All Other Fees. This category consists of fees for professional services other than the services reported above.

Audit Committee Preapproval Policies and Procedures

The Audit Committee has adopted policies and procedures for the preapproval of audit, audit-related, tax and other services for the purpose of maintaining the independence of our independent auditors. Under the policy, the Audit Committee is required to review and approve, on an annual basis, all audit services, as well as pre-approve non-audit services that may be performed by the independent auditors. The Audit Committee has preapproved unspecified non-audit services that will not exceed $20,000. Management is required to inform the Audit Committee of the engagement of a firm for such services at the committee’s next regularly scheduled meeting following the engagement. Management is required to obtain specific preapproval from the committee for any engagement for non-audited services over $20,000. Preapproval responsibility for certain activities may be delegated to a subcommittee comprised of two or more members of the Audit Committee. Any such subcommittee must report any preapproval decisions to the Audit Committee at its next scheduled meeting.

During fiscal year 2008, the Audit Committee preapproved all services provided by the independent auditors.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Corporation’s Board of Directors is comprised of five directors who are not officers or employees of the Corporation. All current members of the Committee are independent for purposes of the Nasdaq listing standards and the Sarbanes-Oxley Act of 2002. In accordance with its written charter, the Audit Committee fulfills its oversight responsibilities by reviewing the financial information that will be provided to the shareholders of the Corporation and others, the systems of internal controls established by management and the Board of Directors, and the audit process. The Audit Committee is directly responsible for appointing, compensating and overseeing the work of the Corporation’s independent auditors. The Audit Committee meets with the Corporation’s internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Corporation’s internal controls, and the overall quality of the Corporation’s financial reporting.

In performing its oversight function, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Corporation as of and for the year ended December 31, 2009 with management and Dixon Hughes PLLC, the Corporation’s independent accountants. The Audit Committee also discussed with the Corporation’s independent auditors all matters required by standards of the Public Company Accounting Oversight Board (PCAOB), including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and discussed and reviewed the results of the independent auditors’ examination of the financial statements.

The Audit Committee obtained from the independent auditors the written disclosures and a formal written statement describing all relationships between the auditors and the Corporation that might bear on the auditors’ independence consistent with PCAOB Rule 3526 “Communication with Audit Committees Concerning Independence.” The Audit Committee discussed with the auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also determined that the provision of the other non-audit services described under “Independent Auditors – Disclosure of Audit Fees” by Dixon Hughes PLLC to the Corporation is compatible with maintaining Dixon Hughes’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

Audit Committee

R. Reynolds Neely, Jr., Chair
Larry E. Brooks
Darrell L. Frye
Suzanne B. Rudy
Carl G. Yale

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the next Annual Meeting of Shareholders must be received by the Secretary of FNB United Corp., 150 South Fayetteville Street, P.O. Box 1328, Asheboro, North Carolina 27204, no later than December 7, 2010 for inclusion in the Corporation’s proxy statement and form of proxy relating to such meeting. If a shareholder notifies the Corporation any later than February 20, 2011 of an intent to present a proposal at the next Annual Meeting of Shareholders, the Corporation will have the right to exercise its discretionary voting authority with respect to such proposal without including information regarding such proposal in its proxy materials related to such meeting.

DELIVERY OF PROXY MATERIALS

To reduce the expenses of delivering duplicate proxy materials to our shareholders, we are relying upon rules of the Securities and Exchange Commission that permit us to deliver only one proxy statement and annual report to multiple shareholders who share an address unless we received contrary instructions from any shareholder at that address. If you share an address with another shareholder and have received only one proxy statement and annual report, you may write or call us as specified below to request a separate copy of these materials and we will promptly send them to you at no cost to you. For future meetings, if you hold shares directly registered in your own name, you may request separate copies of our proxy statement and annual report, or request that we send only one set of these materials to you if you are receiving multiple copies, by contacting us at: Secretary, FNB United Corp., 150 South Fayetteville Street, P.O. Box 1328, Asheboro, North Carolina 27204, or by telephoning us at (336) 626-8300. If your shares are held in the name of a bank, broker, or other nominee and you wish to receive separate copies of our proxy statement and annual report, or request that we send only one set of these materials to you if you are receiving multiple copies, please contact the bank, broker or other nominee.

OTHER MATTERS

There is no business other than as set forth, so far as now known, to be presented for action by the shareholders at the meeting. It is intended that the proxies will be exercised by the persons named therein upon matters that may properly come before the meeting or any adjournment thereof, in accordance with the recommendations of management.

By Order of the Board of Directors

R. Larry Campbell
Secretary

April 19, 2010

YOUR VOTE IS IMPORTANT!

Annual Meeting Materials are available on-line at:

http://www.cfpproxy.com/5513

You can vote in one of three ways:

1. Call toll free 1-866-353-7841 on a Touch-Tone Phone. There is NO CHARGE to you

for this call.

or

2. Via the Internet at https://www.proxyvotenow.com/fnbn and follow the instructions.

or

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

PROXY CARD

FNB UNITED CORP.

150 South Fayetteville Street

Asheboro, North Carolina 27203

Proxy for Annual Meeting of Shareholders — May 25, 2010

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jacob F. Alexander III and R. Reynolds Neely, Jr., or either of them, proxies with full power of substitution to vote all shares of FNB United Corp. standing in the name of the undersigned at the above Annual

Meeting of Shareholders to be held at AVS Banquet Centre, 2045 North Fayetteville Street, Asheboro, North Carolina, at

9:30 a.m. (local time) on May 25, 2010, and all adjournments thereof. The shares represented by this proxy will be voted as instructed by you. If not otherwise specified, shares will be voted in accordance with the recommendations of the Board of Directors.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED

POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE

VIA THE INTERNET OR BY TELEPHONE.

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ç

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

FNB UNITED CORP. — ANNUAL MEETING, MAY 25, 2010

5513

Date

Sign above

Please be sure to date and sign

this proxy card in the box below.

1. ELECTION OF DIRECTORS:

CLASS III DIRECTORS TO SERVE FOR THREE-YEAR

TERMS EXPIRING IN 2013:

(1) James M. Campbell, Jr., (2) R. Larry Campbell, (3) Thomas A Jordan,

(4) H. Ray McKenney, Jr., (5) Michael C. Miller

Withhold For All

For All Except

IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW

2. APPROVAL OF AN AMENDMENT TO ARTICLES OF

INCORPORATION TO INCREASE AUTHORIZED COMMON

STOCK TO 150,000,000 SHARES.

3. RATIFICATION OF APPOINTMENT OF DIXON HUGHES PLLC

AS THE CORPORATION’S AUDITORS FOR 2010.

4. APPROVAL OF THE COMPENSATION OF THE

CORPORATION’S EXECUTIVES.

Mark here if you plan to attend the meeting

Mark here for address change and note change

The Board of Directors recommends a vote “For” all the Proposals. The proxy will be voted accordingly unless otherwise specified. The proxies will vote in their discretion on such other matters as may properly come before the meeting and at any adjournment of the meeting.

When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.

PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEAR(S) HEREON.

SFor Against Abstain

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark

“For All Except” and write the name(s) in the space provided below.

Your vote is important!

PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:

1. By Mail; or

2. By Telephone (using a Touch-Tone Phone); or

3. By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., May 25, 2010. It is not necessary to return this proxy if you vote by telephone or Internet.

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FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

Vote by Telephone

Call Toll-Free on a Touch-Tone Phone anytime prior to

3 a.m., May 25, 2010:

1-866-353-7841

Vote by Internet

anytime prior to

3 a.m., May 25, 2010 go to

https://www.proxyvotenow.com/fnbn

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

ON-LINE ANNUAL MEETING MATERIALS: http://www.cfpproxy.com/5513

REVOCABLE PROXY

FNB United Corp.

PLEASE MARK VOTES

X AS IN THIS EXAMPLE Annual Meeting of Shareholders

MAY 25, 2010

X Withhold For All

For All Except

Detach above card, sign, date and mail in postage paid envelope provided.

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For Against Abstain

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH

THE PROXY IN THE ENVELOPE PROVIDED.

PLEASE MARK VOTES

AS IN THIS EXAMPLE

Date

Sign above

Please be sure to date and sign

this proxy card in the box below.

5513

PROXY MATERIALS ARE

AVAILABLE ON-LINE AT:

http://www.cfpproxy.com/5513

Proxy for Annual Meeting of Shareholders — May 25, 2010

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

FNB UNITED CORP.

150 South Fayetteville Street • Asheboro, North Carolina 27203

INSTRUCTION: To withhold authority to vote for any individual nominee, mark

“For All Except” and write that nominee’s name in the space provided below.

The undersigned hereby appoints Jacob F. Alexander III and R. Reynolds

Neely, Jr., or either of them, proxies with full power of substitution to vote all shares of FNB United Corp. standing in the name of the undersigned at the above Annual Meeting of Shareholders to be held at AVS Banquet Centre,

2045 North Fayetteville Street, Asheboro, North Carolina, at 9:30 a.m. (local time) on May 25, 2010, and all adjournments thereof. The shares represented by this proxy will be voted as instructed by you. If not otherwise specified, shares will be voted in accordance with the recommendations of the Board of Directors.

PLEASE CHECK BOX IF YOU PLAN TO ATTEND

THE MEETING.

1. ELECTION OF DIRECTORS:

CLASS III DIRECTORS TO SERVE FOR THREEYEAR

TERMS EXPIRING IN 2013:

(1) James M. Campbell, Jr., (2) R. Larry Campbell, (3) Thomas A Jordan,

(4) H. Ray McKenney, Jr., (5) Michael C. Miller

PROXY CARD

FNB UNITED CORP.

2. APPROVAL OF AN AMENDMENT TO ARTICLES OF

INCORPORATION TO INCREASE AUTHORIZED

COMMON STOCK TO 150,000,000 SHARES.

3. RATIFICATION OF APPOINTMENT OF DIXON HUGHES

PLLC AS THE CORPORATION’S AUDITORS FOR 2010.

4. APPROVAL OF THE COMPENSATION OF THE

CORPORATION’S EXECUTIVES.

The Board of Directors recommends a vote “For” all the Proposals. The proxy will be voted accordingly unless otherwise specified. The proxies will vote in their discretion on such other matters as may properly come before the meeting and at any adjournment of the meeting.

When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.

PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEAR(S) HEREON.